UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Packaging Corporation of America

(Name of Registrant as Specified in Its Charter)

Registrant

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PACKAGING CORPORATION OF AMERICA

March 24, 2017

Dear PCA Stockholder:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders to be held at our corporate office, located at 1955 West Field Court, Lake Forest, Illinois, on Tuesday, May 16, 2017 at 8:30 a.m., central time.

Following this page is the formal notice of the meeting and our Proxy Statement. Also enclosed is a proxy or voting instruction card, a postage-paid envelope and our 2016 Annual Report to Stockholders.

It is important that your shares are represented at the meeting. Whether or not you expect to attend the meeting, please vote your shares by following the instructions on the enclosed proxy or voting instruction card.

Sincerely,

Mark W. Kowlzan Chairman and Chief Executive Officer

PACKAGING CORPORATION OF AMERICA

1955 West Field Court

Lake Forest, Illinois 60045

(847) 482-3000

NOTICE OF THE

2017 ANNUAL MEETING OF STOCKHOLDERS

May 16, 2017

The Annual Meeting of Stockholders of Packaging Corporation of America will be held at our corporate office located at 1955 West Field Court, Lake Forest, Illinois, on Tuesday, May 16, 2017, beginning at 8:30 a.m., central time. The purpose of the meeting is to:

•	elect the eleven nominees for director named in the proxy statement for a one-year term to expire at the 2018 Annual Meeting of Stockholders;

•	vote on a non-binding proposal to approve our executive compensation;

•	vote on a non-binding proposal regarding the frequency of the vote on our executive compensation;

•	ratify the appointment of KPMG LLP as the independent registered public accounting firm to serve as our auditors; and

•	consider any other matters that properly come before the meeting and any postponement or adjournment thereof.

Only stockholders of record at the close of business on March 20, 2017 are entitled to receive notice of and to vote at the meeting or any postponement or adjournment thereof.

Your vote is important. Whether you plan to attend the meeting or not, you are urged to vote your shares by following the instructions on the enclosed proxy or voting instruction card. If you do attend the meeting, you may vote in person, even if you have returned a proxy card.

By Order of the Board of Directors,

Kent A. Pflederer

Corporate Secretary

March 24, 2017

PACKAGING CORPORATION OF AMERICA

1955 West Field Court

Lake Forest, Illinois 60045

(847) 482-3000

PROXY STATEMENT

This proxy statement contains information related to our 2017 Annual Meeting of Stockholders to be held on May 16, 2017 at 8:30 a.m., central time, at our corporate office located at 1955 West Field Court, Lake Forest, Illinois, or at such other time and place to which the annual meeting may be adjourned or postponed. The enclosed proxy is solicited by our board of directors. The proxy materials relating to the annual meeting are first being mailed on or about March 24, 2017 to stockholders entitled to vote at the meeting.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the following:

•	electing our board of directors for a one-year term to expire at the 2018 Annual Meeting of Stockholders (Item 1);

•	voting on a non-binding proposal to approve our executive compensation (Item 2);

•	voting on a non-binding proposal regarding the frequency of the vote on executive compensation (Item 3); and

•	ratifying the appointment of KPMG LLP as the independent registered public accounting firm to serve as our auditors (Item 4).

The board of directors recommends that you vote your shares FOR each of the director nominees, for a vote on executive compensation EVERY YEAR and FOR each of the other items.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on the record date, March 20, 2017, are entitled to receive notice of the annual meeting of stockholders and to vote their shares of our common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Except as otherwise required by law, holders of our common stock are entitled to one vote per share on each matter to be voted upon at the meeting.

As of February 28, 2017, we had 94,206,284 shares of our common stock outstanding.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting upon presentation of proper identification. Registration and seating will begin at 8:00 a.m., central time. Cameras, recording devices and other electronic devices will not be permitted at the meeting. You may obtain directions to the meeting place by calling our corporate offices at (847) 482-3000.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of your voting instruction card or a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

A quorum is necessary to hold a valid meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of our outstanding common stock on the record date will constitute a quorum for our meeting. Broker non-votes and proxies received but marked as abstentions will be included as present for purposes of establishing a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for the particular matter and has not received voting instructions from the beneficial owner. We expect that nominees will not have discretionary authority for Items 1 (Election of Directors), 2 (Approval of Executive Compensation) and 3 (Frequency of the Vote on Executive Compensation) and will have discretionary authority for Item 4 (Ratification of Independent Registered Public Accounting Firm).

If a quorum is not present at the annual meeting, the stockholders present may adjourn the annual meeting from time to time, without notice, other than by announcement at the meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting.

How do I vote if shares are held in my name?

If the shares of our common stock are held in your name, you may vote on matters to come before the meeting in two ways:

•	by completing, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope; or

•	by written ballot at the meeting.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then the proxies named on the proxy card will vote your shares for all of the directors nominated, for a vote on executive compensation every year, and for approval of the other items before the meeting. Should any other matter requiring a vote of stockholders arise, the stockholders confer upon the proxies discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment. All of the proxies are our officers.

How do I vote if I hold my shares through a broker, bank or other nominee?

Stockholders whose shares of our common stock are held in street name must either direct the record holder of their shares as to how to vote their shares of our common stock or obtain a proxy from the record holder to vote at the meeting. These stockholders should check the voting instruction cards used by their brokers or nominees for specific instructions on methods of voting, including by telephone or using the Internet.

How do I vote shares I hold in the 401(k) plan?

If you are one of our employees who holds common stock through the PCA Employee Stock Ownership Plan (which holds the PCA common stock in the Packaging Corporation of America Retirement Savings Plan for Salaried Employees, the PCA Common Stock Fund in the Packaging Corporation of America Thrift Plan for Hourly Employees and the PCA Common Stock Fund in the Boise Paper Holdings, L.L.C. Retirement Savings Plan), you will receive from the plan trustee a request for voting instructions with respect to the shares of our common stock representing your proportionate interest in the plans. You are entitled to direct the plan trustee how to vote your proportionate interest of shares in those plans.

Greatbanc Trust Company (“GTC”) has the responsibility for monitoring the continued investment of PCA common stock held in the plans. GTC is an investment advisor under the Investment Advisors Act of 1940. If you do not elect to vote the proportionate interest of shares you hold in the plans, those shares will be voted by GTC, in its discretion.

How do I change my vote?

If your shares are held in your name, you may revoke your proxy at any time before it is exercised by:

•	filing a written notice of revocation with our corporate secretary;

•	signing and delivering another proxy bearing a later date; or

•	attending the meeting and casting your vote in person.

If your shares are held in street name, you must contact your broker or nominee to revoke your proxy. In either case, your last vote will be the vote that is counted.

If your shares are held in the 401(k) plans, you may revoke your previously given voting instructions by filing with Computershare Trust Company, N.A., the tabulator of votes and our transfer agent, either a written notice of revocation or a properly completed and signed voting instruction card bearing a later date. Computershare must receive the notice of revocation or the voting instruction card no later than May 12, 2017.

What vote is required to approve each item?

Election of Directors.     The election of directors at the 2017 annual meeting will be an uncontested election. A “majority of the vote” of the shares present in person or represented by proxy and entitled to vote at the meeting is required for the election of each director (Item 1). Pursuant to our bylaws, a “majority of the vote” is achieved in an uncontested director election if a director receives more votes “for” than “against” his or her election, with abstentions and broker non-votes disregarded.

Other Matters.     The affirmative vote of the majority of the votes present in person or represented by proxy and entitled to vote at the meeting is required to approve the matters in Items 2 and 4. If a stockholder abstains from voting or directs the stockholder’s proxy to abstain from voting on the matters, the shares are considered present at the meeting for such matters, but since they are not affirmative votes for the matters, they will have the same effect as votes against the matters. On the other hand, shares resulting in broker non-votes, if any, are not entitled to vote for such matter and will have no effect on the outcome of the vote.

For Item 3, the frequency that receives the highest number of votes of shares present in person or represented by proxy will be deemed to be the preferred frequency selected by our stockholders. Shares present at the annual meeting that are not voted for a particular frequency, abstentions and shares resulting in broker “non-votes” will not affect the outcome of the vote on Item 3.

What happens if a nominee for director does not receive a majority of the vote in an uncontested election?

All nominees for the election of directors at the 2017 annual meeting are incumbent directors currently serving on the board and the election is uncontested. An incumbent director nominee who does not receive the necessary number of votes to be elected at the annual meeting would, under Delaware law, continue to serve on the board as a “holdover director.” However, under our bylaws, any director who fails to receive the necessary number of votes to be elected must tender his or her resignation to the board promptly. Our independent directors (excluding the director who tendered the resignation) would be required to determine whether to accept or reject the resignation, or whether to take any other action. The board would then act on the tendered resignation, and publicly disclose its decision, within 90 days following certification of the stockholder vote.

Who will be tabulating and certifying votes at the meeting?

We have engaged Computershare Trust Company, N.A., our transfer agent, to serve as the tabulator of votes and a representative of Computershare to serve as inspector of election and certify the votes.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our board of directors by mail and will pay all expenses associated with this solicitation. We have retained Georgeson Inc. to aid in the solicitation of proxy materials for a fee of $8,500 plus expenses. In addition to mailing these proxy materials, certain of our officers and other employees may, without additional compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our common stock and to obtain proxies.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

2017 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON TUESDAY, MAY 16, 2017

This proxy statement and our 2016 Annual Report to Stockholders are available at www.edocumentview.com/PKG

ELECTION OF DIRECTORS

ITEM NO. 1 ON PROXY CARD

Our board of directors has eleven members, all of whom are elected annually. The eleven nominees named below are proposed to be elected at this annual meeting to serve until the 2018 Annual Meeting of Stockholders and until their successors are elected and qualified. All of the nominees have been nominated for election by our board of directors upon the recommendation of the nominating and governance committee of the board of directors.

A properly submitted proxy will be voted by the persons named on the proxy card for the election of each nominee, unless you vote against the nominee or abstain. If elected, each nominee will serve until the expiration of his or her term and his or her successor is elected and qualified or until his or her earlier resignation, removal or death. Each of the nominees is willing to serve if elected, and the board of directors has no reason to believe that any of the nominees will be unavailable for election. If such a situation should arise, the proxy will be voted in accordance with the best judgment of the proxy holder for such person or persons as may be designated by the board of directors, unless the stockholder has directed otherwise.

Set forth below is information regarding each nominee. Standing for election are:

Mark W. Kowlzan is 62 years old and has served as Chief Executive Officer and a director of PCA since July 2010 and as Chairman since January 2016. From 1998 through June 2010, Mr. Kowlzan led PCA’s containerboard mill system, first as Vice President and General Manager and then as Senior Vice President —Containerboard. From 1996 through 1998, Mr. Kowlzan served in various senior operating positions with PCA in its mill operations, including as manager of the Counce linerboard mill. Prior to joining PCA, Mr. Kowlzan spent 15 years at International Paper Company, where he held a series of operational and managerial positions within its mill organization. Mr. Kowlzan has been a member of the board of directors of American Forest & Paper Association since February 2011. Mr. Kowlzan was chosen to serve on our board primarily for his extensive expertise in the paper and packaging industries and his familiarity with our business through his leadership of our containerboard mill system and our company.

Cheryl K. Beebe is 61 years old and has served as a director of PCA since May 2008. From February 2004 until her retirement in February 2014, Ms. Beebe served as the Chief Financial Officer of Ingredion Incorporated (formerly named Corn Products International, Inc.), a manufacturer and seller of a number of ingredients to food and industrial customers, including as Executive Vice President beginning in 2010. Ms. Beebe previously served Ingredion as Vice President, Finance from July 2002 to February 2004, as Vice President from February 1999 to 2004 and as Treasurer from 1997 to February 2004. She served as Director of Finance and Planning for CPC International Inc.’s (now named Unilever BestFoods) Corn Refining Business from 1995 to 1997 and as Director of Financial Analysis and Planning for its Corn Products North America business from 1993 to 1995. From 1980 to 1993, she served in various financial positions in CPC’s U.S. consumer food business, North American audit group and worldwide corporate treasury function. Ms. Beebe is a member of the board of directors of Convergys Corporation. Ms. Beebe was chosen to serve on our board primarily for her experience as a chief financial officer of a public company, her extensive financial and accounting background, and her knowledge of the manufacturing industry and the strategic and business issues and risks similar to those facing PCA.

Duane C. Farrington is 58 years old and has served as a director of PCA since August 2015. Mr. Farrington has been employed by State Farm Mutual Automobile Insurance Company since 1980, serving as Senior Vice President for Sales and Operations in their mid-Atlantic operation from 2005 to 2008. He moved to their corporate headquarters in 2009 and was named Executive Vice President and Chief Administrative Officer in 2013. In his State Farm senior leadership role, he has overall responsibility for the organization’s information technology, systems and business integration, information security, and innovation functions. Mr. Farrington earned the Chartered Property Casualty Underwriter (CPCU) designation in 1995. Mr. Farrington was chosen to serve on our board primarily because of his extensive experience with information technology and security, as well as his business experience gained from more than 35 years of service at State Farm.

Hasan Jameel is 62 years old and has served as a director of PCA since May 2008. Dr. Jameel is the Jordan Family Distinguished Professor of Natural Resource Innovation at North Carolina State University. He has served on the faculty at North Carolina State University since 1987. From 1979 to 1987, he was employed by International Paper Company at its corporate research center and in its mill operations. In March 2007, Dr. Jameel was named a TAPPI fellow, which is an award given to individuals who have made extraordinary technical or service contributions to the pulp and paper industry and/or TAPPI. TAPPI is the leading association for the worldwide pulp, paper and converting industries. Dr. Jameel was chosen to serve on our board primarily for his technical expertise in pulp and paper manufacturing and his knowledge of, and familiarity with, paper mill operations, which are core to our business, complemented by his general business acumen.

Robert C. Lyons is 53 years old and has served as a director of PCA since August 2011. Mr. Lyons has served as Chief Financial Officer of GATX Corporation, a rail, marine and industrial equipment leasing company, since November 2004 and as Executive Vice President of GATX since June 2012. Mr. Lyons has been employed by GATX since 1997 and was promoted through the treasury and investor relations departments before being elected Vice President, Investor Relations in 2002. Prior to his employment with GATX, Mr. Lyons worked for the Financial Relations Board and in the corporate banking division of The Bank of Tokyo-Mitsubishi. Mr. Lyons was chosen to serve on our board primarily for his extensive financial and accounting background, experience as a chief financial officer of a public company, and his familiarity with strategic and business issues and risks for companies similarly situated to PCA.

Thomas P. Maurer is 65 years old and has served as a director of PCA since May 2014. Mr. Maurer spent his entire career with Ernst & Young, LLP, a global professional services firm, from 1973 until his retirement in 2011. He served as the global coordinating partner on the audits of large companies primarily in the manufacturing and consumer products industries. Mr. Maurer was a member of the Ernst & Young Global Account Partner Group and he served two terms on the Ernst & Young Partner Advisory Council. Mr. Maurer also served as the leader of the Retail, Consumer Products and Industrial Products Group in Ernst & Young’s Chicago office. Mr. Maurer is also a director of Lamb Weston Holdings, Inc. Mr. Maurer was chosen to serve on our board primarily for his experience working with and assisting similarly situated companies to ours, his extensive financial and accounting background and his knowledge of both the manufacturing industry and PCA.

Samuel M. Mencoff is 60 years old and has served as a director of PCA since January 1999 and served as Vice President of PCA from January 1999 through January 2000. Mr. Mencoff has been employed principally by Madison Dearborn Partners, LLC, a private equity investment firm, since 1993 and currently serves as Co-Chief Executive Officer. From 1987 until 1993, Mr. Mencoff served as Vice President of First Chicago Venture Capital. Mr. Mencoff has served on the board of Boise Cascade Company during the past five years. Mr. Mencoff was chosen to serve on our board primarily for his substantial operational and financial experience gained from the acquisition and management of similarly-situated portfolio companies as managing director and Co-Chief Executive Officer of Madison Dearborn.

Roger B. Porter is 70 years old and has served as a director of PCA since May 2005. Mr. Porter is currently the IBM Professor of Business and Government at Harvard University and has served on the faculty at Harvard University since 1977. Mr. Porter also held senior economic policy positions in the Gerald Ford, Ronald Reagan and George H.W. Bush White Houses, serving as special assistant to the President and executive secretary of the Economic Policy board from 1974 to 1977, as deputy assistant to the President and director of the White House Office of Policy Development from 1981 to 1985, and as assistant to the President for economic and domestic policy from 1989 to 1993. Mr. Porter is also a director of Tenneco Inc., Zions Bancorporation and Extra Space Storage Inc. Mr. Porter was chosen to serve on our board primarily for his perspectives and insights gained through his significant business, governmental and public policy experience.

Thomas S. Souleles is 48 years old and has served as a director of PCA since September 2010, and previously served on PCA’s Board of Directors from 1999 to 2008. Mr. Souleles has been employed principally by Madison Dearborn Partners, LLC , a private equity investment firm, since 1995 and currently serves as a

Managing Director concentrating on investments in the basic industries sector. Mr. Souleles serves on the board of directors of Multi Packaging Solutions International Ltd and Powerflute Oyj. Mr. Souleles has served on the board of directors of Boise Cascade Company during the past five years. Mr. Souleles was chosen to serve on our board primarily for his substantial operational and financial experience gained from the acquisition and management of similarly-situated portfolio companies, including several in the paper and forest products industry, as managing director of Madison Dearborn and his expertise in financial analysis.

Paul T. Stecko is 72 years old and has served as a director of PCA since March 1999, including as Chairman from March 1999 through December 2015. He currently serves as a Senior Advisor to PCA. He served as Executive Chairman of PCA from July 2010 until his retirement as an officer and employee of the company in December 2013. Mr. Stecko served as Chief Executive Officer of PCA from January 1999 to July 2010. From November 1998 to April 1999, Mr. Stecko served as President and Chief Operating Officer of Tenneco Inc. From January 1997 to November 1998, Mr. Stecko served as Chief Operating Officer of Tenneco. From December 1993 through January 1997, Mr. Stecko served as President and Chief Executive Officer of Tenneco Packaging Inc. Prior to joining Tenneco Packaging, Mr. Stecko spent 16 years with International Paper Company. Mr. Stecko is a member of the board of directors of Tenneco Inc. and State Farm Mutual Insurance Company. Mr. Stecko was chosen to serve on our board primarily for his extensive experience in the paper and packaging industries and general business experience, including more than ten successful years as our chief executive officer.

James D. Woodrum is 54 years old and has served as a director of PCA since May 2009. Mr. Woodrum has served as Clinical Professor at the Kellogg School of Business at Northwestern University since September 2013. He served as a member of the faculty of The Wisconsin School of Business at the University of Wisconsin —Madison from 2007 to September 2013. He also has served as a consultant since 2007. Prior to joining University of Wisconsin — Madison, from 1984 to 2006, Mr. Woodrum was employed by Hewitt Associates, a human resources consulting and outsourcing firm, in a variety of positions of increasing responsibility. Mr. Woodrum was chosen to serve on our board primarily for his broad experience in human resources, corporate governance and compensation matters, as well as his experience working with corporate boards and his general business acumen.

On behalf of the board, the nominating and governance committee seeks to identify as candidates for director persons from various backgrounds, with a variety of life experiences, with a reputation for integrity and good business judgment, and who have experience in highly responsible positions in professions or industries relevant to the conduct of our business. In selecting potential new candidates, the committee will take into account the current composition of the board and the extent to which a candidate’s particular expertise and experience will complement the expertise and experience of other directors. The committee and the board value diversity as a factor in selecting candidates and believe that the diversity that exists in the board composition is a benefit to PCA. The committee believes that the board as currently composed adequately satisfies the objectives described above, and recommended the nomination of each member for an additional term.

The board of directors unanimously recommends a vote

FOR the election of each of the director nominees.

Determination of Director Independence

Our corporate governance guidelines provide that a majority of the board of directors will consist of independent directors. All of our directors other than Mark W. Kowlzan, our chairman and chief executive officer, and Paul T. Stecko, our former chairman who served as an executive officer from 1999 to 2013 and in an advisory capacity since his retirement, are independent and not employed by us. In determining independence of those directors, the nominating and governance committee conducts an annual review and reports its findings to the full board. The nominating and governance committee determines if any material relationships exist that would impair the independence of any of the non-employee directors and makes a recommendation to the board as to the independence of the directors.

A director may not qualify as independent unless the board of directors affirmatively determines that the director has no material relationship with us. The board of directors has not adopted categorical standards of materiality for independence purposes (other than those set forth in the New York Stock Exchange (“NYSE”) listing standards). In connection with the review performed at its February 28, 2017 meeting, the committee and the board were not aware of any relationship that would disqualify a non-employee director from being independent. The board and the nominating and governance committee considered the following relationships in making its determination.

Mr. Maurer retired from Ernst & Young, LLP, our former auditor, in June 2011. Mr. Maurer served as the coordinating partner on Ernst & Young’s audit of PCA from 1999 to 2004 and did not personally work on the audit of PCA after 2004. Because Mr. Maurer is retired from Ernst & Young and due to the significant length of time since he last worked on PCA’s audit, the board found that his prior employment with Ernst & Young is not a material relationship with PCA and determined him to be independent and eligible to serve on the audit committee upon his election.

Madison Dearborn Partners, which employs Mr. Mencoff as co-Chief Executive Officer and Mr. Souleles as Managing Director, is a private equity investment firm that has investments in companies that may purchase products or services from, or provide products and services to, us in the ordinary course of business in amounts that are not material in amount or significance, representing less than 1% of the revenues of all parties. Mr. Mencoff and Mr. Souleles are not compensated directly or indirectly as a result of any such transactions, do not otherwise have an interest in such transactions and are not involved in any manner in such transactions. Accordingly, we do not consider any such transactions to impair their independence. As Mr. Mencoff may be deemed to beneficially own more than 10% of certain portfolio companies, we report certain of these transactions under “Transactions with Related Persons” elsewhere in this proxy statement.

Based on the report and recommendation of the nominating and governance committee, the board of directors has determined that the following directors and nominees, which constitute nine of the eleven nominees for election to the board, are independent: Cheryl K. Beebe, Duane C. Farrington, Hasan Jameel, Robert C. Lyons, Thomas P. Maurer, Samuel M. Mencoff, Roger B. Porter, Thomas S. Souleles and James D. Woodrum.

2016 Board of Directors Meetings

The board met five times during 2016. All nominees for election at the 2017 annual meeting attended all meetings of the board and the committees on which he or she was a member held during the year. All of our directors attended the 2016 Annual Meeting of Stockholders, and all of our directors are expected to attend the 2017 Annual Meeting of Stockholders.

Leadership Structure

The board determined to combine the roles of Chairman and Chief Executive Officer because of the efficiency and effectiveness of board conduct and proceedings gained from Mr. Kowlzan’s familiarity with our operations as a result of serving as chief executive officer and a director, enabling the board to focus on the most relevant decisions, issues and risks involving the company. Before 2016, the roles were split between Mr. Stecko as chairman and Mr. Kowlzan as chief executive officer. Mr. Stecko had served as an executive officer of the company from 1999 to 2013 and in an advisory capacity since 2013. As the company’s strategy focuses on operational excellence, the board believes that familiarity with company operations is important to board leadership, which was achieved under the previous and the current leadership structures.

To help maintain a strong and appropriate independent director presence, the independent members of the board have elected Mr. Mencoff as the “lead director.” The lead director is an independent director elected by the independent directors on the board. In addition to presiding at executive sessions of independent directors, the lead director has the responsibility to: coordinate with the chairman regarding the establishment of the agenda and topics for board and stockholder meetings; retain independent advisors on behalf of the board as the board may determine is necessary or appropriate; serve as a liaison between the management directors and independent directors when circumstances dictate; participate actively in any recruitment of new directors; regularly meet with the CEO to provide board feedback; and perform such other functions as the independent directors may designate from time to time. The independent directors meet in executive sessions at every regularly scheduled board meeting and otherwise as necessary, and met in executive session four times during 2016.

Risk Management

Issues relating to risk management are regularly discussed among management, the board and the audit committee. Financial risks, including risks relating to our internal controls, are presented to, and discussed with the audit committee, including through our annual internal control assessment, periodic internal audit reports and through the annual internal audit plan. The company’s compliance program objectives and achievements are also discussed at least quarterly with the audit committee and annually with the full board. Business and operational risks are discussed with the board at every regularly scheduled meeting through the review of our performance, our business and industry operating conditions and our strategic direction. Management, through the chief financial officer, our internal audit department, our chief technology officer, our general counsel and our chairman and chief executive officer, periodically presents and discusses with the board risk assessments focusing on the key risks to PCA. The most recent presentation and discussion occurred at the February 28, 2017 board meeting. Key topics discussed during the year included the assessment of our environmental, health and safety management and compliance programs, insurance and risk management, our legal compliance programs and objectives, cybersecurity risks, compensation policies and our management of key business and operating risks.

Board Committees

The board has standing nominating and governance, compensation and audit committees. As required under NYSE rules and the committee charters, each of these committees consists solely of independent directors. Additional committee service eligibility requirements for audit committee members and compensation committee members are set forth in the committee charters and described below.

Nominating and Governance Committee

Mr. Porter (Chair), Mr. Mencoff, Mr. Souleles and Mr. Woodrum serve on the nominating and governance committee. The nominating and governance committee met two times during 2016.

The nominating and governance committee’s primary responsibilities include, among other things:

•	recommendation to the board of potential director candidates as nominees for election to the board;

•	review and recommendation of independence for the candidates for election to the board;

•	selection of potential candidates for board committee assignments;

•	review of related party transactions under our related party transaction policy; and

•	review of our corporate governance attributes.

For more information on consideration of nominees for our board, see “Other Information —Recommendations for Board Nominated Director Nominees.” The written charter of the nominating and governance committee is available on PCA’s website at www.packagingcorp.com under the section Investor Relations — Corporate Governance.

Compensation Committee

Mr. Woodrum (Chair), Mr. Mencoff, Mr. Porter and Mr. Souleles serve on the compensation committee. Each member of the compensation committee must satisfy all independence standards applicable to compensation committee members as set forth in the rules of the SEC and the listing standards of the New York Stock Exchange. The committee must have two members that qualify as “non-employee directors” pursuant to SEC Rule 16b-3 and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code Section 162(m)”). All members of the committee satisfy these standards. The committee met six times during 2016.

The compensation committee’s primary responsibilities include, among other things:

•	establishment of our compensation philosophy, and oversight of the development and implementation of our compensation programs;

•

review and approval of corporate goals and objectives relevant to the compensation of the chief executive officer and the other executive officers and evaluation of their performance annually against these objectives;

•	establishment of the base salary, incentive compensation and any other compensation for our chief executive officer and other executive officers; and

•	monitoring our management incentive and stock-based compensation plans and discharging the duties imposed on the committee by the terms of those plans.

The committee maintains a Section 162(m) subcommittee, which consists of Mr. Woodrum and Mr. Porter. This subcommittee has the responsibility of considering and approving compensation for our executive officers which is intended to qualify as “performance based compensation” under Code Section 162(m).

The written charters of the compensation committee and the subcommittee are available on PCA’s website at www.packagingcorp.com under the section Investor Relations — Corporate Governance.

The agenda for meetings of the committee and the subcommittee is determined by its chairman with the assistance of Mr. Pflederer, our general counsel and corporate secretary. Mr. Kowlzan and Mr. Pflederer regularly attend meetings. Due to his familiarity with our compensation history, philosophy and objectives, Mr. Stecko also attends meetings of the committee. At meetings in which compensation decisions are made for the named executive officers, the committee or subcommittee meets in executive session with no members of management present. For compensation matters on which the board acts, the chairman of the committee reports the committee’s recommendations on executive compensation to the board. Independent advisors and the human resources department support the committee and the subcommittee in their duties and may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents, as it deems necessary to assist in the fulfillment of its responsibilities. Before engaging compensation consultants, independent legal counsel and other compensation advisors, the committee will assess the independence of any such persons, taking into consideration all factors relevant to that person’s independence from management.

Compensation Committee Interlocks and Insider Participation.    The compensation committee is composed of directors who are not and have not been our employees. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee.

Madison Dearborn Partners, which employs Mr. Mencoff as co-Chief Executive Officer and Mr. Souleles as Managing Director, is a private equity investment firm that invests in companies that may purchase products or services from, or sell products and services to, us in the ordinary course of business in amounts that are not material in amount or significance, representing less than 1% of the revenues of all parties. Mr. Mencoff and Mr. Souleles are not compensated directly or indirectly as a result of any such transactions, do not otherwise have an interest in such transactions and are not involved in any manner in such transactions. Mr. Mencoff may be deemed to beneficially own more than 10% of certain portfolio companies. Transactions during 2016 involving Madison Dearborn portfolio companies to which we sold, or from which we purchased, more than $120,000 of products or services are described as follows:

•	We purchased approximately $2.5 million of goods from Multi Packaging Solutions Ltd.

•	Including purchases by TimBar prior to the time of our acquisition, we purchased approximately $2.1 million of goods from Powerflute Oyj.

•	Including sales by TimBar prior to the time of our acquisition, we sold approximately $800,000 of products and services to The Topps Company, Inc.

Audit Committee

Ms. Beebe (Chair), Mr. Farrington, Dr. Jameel, Mr. Lyons and Mr. Maurer serve on the audit committee. Each member of the audit committee must be financially literate as required under the NYSE listing standards and meet the heightened independence standards required for audit committee members under SEC rules and the NYSE listing standards. All committee members were determined to satisfy these standards. The board of directors has determined that each of Ms. Beebe, Mr. Lyons and Mr. Maurer is an “audit committee financial expert” within the meaning of SEC rules. The committee met 11 times during 2016.

The audit committee’s primary responsibilities include, among other things:

•	selection and oversight of the independent registered public accounting firm;

•	oversight of the internal audit function;

•	oversight of accounting policies and practices and financial reporting and internal controls;

•	oversight of some aspects of our compliance programs; and

•	reviewing and discussing our financial statements and financial press releases with our management and the independent registered public accounting firm.

Both the independent registered public accounting firm and the internal auditors regularly meet privately with the audit committee and have unrestricted access to the audit committee. The committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

The written charter of the audit committee is available on our website at www.packagingcorp.com under the section Investor Relations — Corporate Governance.

Communication with the Board of Directors

Interested parties, including stockholders, may communicate directly with the presiding independent director, the chairman of the audit committee, the board of directors or the independent directors as a group by writing to those individuals or the group at the following address: c/o Kent A. Pflederer, Corporate Secretary, Packaging Corporation of America, 1955 West Field Court, Lake Forest, IL 60045. Correspondence will be forwarded to the appropriate person or persons. When reporting a concern, please supply sufficient information so that the matter may be addressed properly. Although you are encouraged to identify yourself to assist us in effectively addressing your concern, you may choose to remain anonymous, and we will use our reasonable efforts to protect your identity to the extent appropriate or permitted by law. In addition, employees may communicate confidentially any concerns related to our accounting, internal accounting controls or auditing matters, business principles or policies, or suspected violations, by calling the toll-free help line established by us. The toll-free help line is monitored by non-PCA personnel and all calls are communicated to our corporate security department. Any complaints regarding accounting, internal controls or auditing matters are forwarded directly to the chairman of the audit committee and the chief financial officer.

Code of Ethics

All of our employees, including all officers, are required to abide by our long-standing Statement of Business Principles. Also, separate Codes of Ethics for our executive officers and principal accounting personnel, as well as our directors, are in place to help ensure that our business is conducted in a consistently legal and ethical manner. These documents cover all areas of professional conduct, including employment policies, conflicts of interest, fair dealing and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business. The full text of our Statement of Business Principles and the Codes of Ethics are published on our website at www.packagingcorp.com under the section Investor Relations — Corporate Governance.

We will disclose future amendments to, or waivers from, certain provisions of these Codes of Ethics for executive officers and directors on our website within four business days following the date of such amendment or waiver, if they occur.

Corporate Governance Guidelines

We have in place Corporate Governance Guidelines governing the function and performance of the board and its committees, which, among other things, sets forth the qualifications and other criteria for director nominees. The current guidelines appear on our website at www.packagingcorp.com under the section Investor Relations — Corporate Governance.

PROPOSAL ON EXECUTIVE COMPENSATION

ITEM NO. 2 ON PROXY CARD

We are requesting our stockholders to approve an advisory resolution on the compensation for our named executive officers, which is more fully described in this proxy statement. Please refer to the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement to find information regarding the compensation paid to our named executive officers and a complete discussion of our compensation program.

We believe that our compensation is appropriate to further our business objectives and competitive and aligns the interests of management and our stockholders. We believe that our program has been a key factor in the successful management of our company, driving our consistently strong performance in the paper and packaging industry.

The following features are key elements of our compensation program:

•

annual comparative assessments of our compensation against a peer group of similarly-situated companies, comprised of direct competitors, companies in related industries and local manufacturing companies;

•	competitive base salaries and retirement, health and welfare benefits;

•	annual cash incentive awards determined by our compensation committee based on affordability and key internal and external performance measures; and

•

annual equity awards comprised of performance units that pay out based upon our return on invested capital against an industry peer group and restricted stock that vests in its entirety on the fourth anniversary of the award.

PCA achieved exceptional operating results in 2016, generating substantial stockholder value. Reported earnings per share were $4.75 and earnings excluding special items1 were $4.88. These were both company records. We assess earnings excluding special items as an important factor in determining annual incentive awards. Earnings excluding special items significantly exceeded the annual operating plan target of $4.40. Margins were again the highest in the corrugated and containerboard industry. The company continued to return cash to shareholders in the form of a 15% dividend increase and more than $100 million in share repurchases during the year.

PCA’s stock price improved from $63.05 at the beginning of the year to $84.82 at the end of the year. Through the end of 2016, PCA’s one, three and five year cumulative total shareholder return (assuming reinvestment of dividends) is as follows:

One year:	39.1%
Three year:	46.3%
Five year:	289.9%

Total direct compensation, calculated as salary plus annual incentive plus the grant date value of equity awards, for the named executive officers was higher in 2016 than 2015. The increase was primarily due to

[1]	Earnings per share excluding special items is a Non-GAAP financial measure, which we present throughout this proxy statement. Important information relating to our use of this Non-GAAP financial measure and a reconciliation of this Non-GAAP financial measure to the most comparable financial measure presented in accordance with Generally Accepted Accounting Principles are included in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2016 under “Executive Summary” and “Reconciliations of Non-GAAP Financial Measures to Reported Amounts.”

increases in equity compensation, driven by the company’s performance and the committee’s determination to achieve award levels that are more competitive with our compensation peer group at most of the executive positions. We discuss the elements of compensation and our compensation decisions in more detail in the “Compensation Discussion and Analysis” elsewhere in this proxy statement.

We are asking stockholders to approve the following advisory resolution at the 2017 Annual Meeting:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of PCA’s named executive officers as disclosed in the Proxy Statement for the Company’s 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the board of directors and the company. Although non-binding, we will carefully review and consider the voting results when evaluating our executive compensation program.

The board of directors, based upon the recommendation of the compensation committee, unanimously recommends a vote FOR the approval of the advisory resolution approving our executive compensation

PROPOSAL ON FREQUENCY OF THE VOTE ON EXECUTIVE COMPENSATION

ITEM NO. 3 ON PROXY CARD

We are requesting our stockholders to vote to recommend the frequency at which we will submit the vote on executive compensation to our stockholders.

Our corporate governance principles emphasize accountability to stockholders. Our entire board is elected annually. We provide detailed information about our compensation and our practices and programs every year in our proxy statement. Therefore, we believe that it is reasonable to allow our stockholders to vote on our executive compensation every year. We have conducted votes on our executive compensation at all annual meetings of the stockholders beginning in 2011. We believe that the feedback received through the annual vote on our executive compensation has assisted, and will continue to assist, the proper functioning of the board and the compensation committee. Accordingly, the board recommends that you vote for the vote on executive compensation every year.

Stockholders will be able to specify one of four choices for this proposal on the proxy card: every year, every two years, every three years or abstain. Stockholders are not voting to approve or disapprove the board’s recommendation. This advisory vote on the frequency of future votes on executive compensation is non-binding on us and the board. Notwithstanding the board’s recommendation and the outcome of the stockholder vote, the board may in the future decide to conduct advisory votes on a less frequent basis and may vary its practice.

The board of directors, based on a recommendation of the compensation committee,

unanimously recommends a vote for votes on executive compensation EVERY YEAR

RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

ITEM NO. 4 ON PROXY CARD

The audit committee has appointed KPMG LLP as the independent registered public accounting firm to serve as our auditors for the year ending December 31, 2017, and has further directed that we submit the selection of the independent registered public accounting firm for ratification by the stockholders at the annual meeting. Representatives of KPMG LLP are expected to be present at the meeting. They will have the opportunity to make a statement if they wish to do so and will be available to respond to appropriate questions.

Stockholder Ratification

We are not required to submit the appointment of KPMG LLP for ratification by our stockholders. However, we are doing so as a matter of good corporate practice. If the stockholders do not ratify the appointment, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the committee determines that such an appointment would be in our best interests and that of our stockholders.

The board of directors, based upon the recommendation of the audit committee, unanimously recommends a vote FOR the ratification of the appointment of KPMG LLP as the independent registered public accounting firm to serve as PCA’s auditors for 2017.

Fees to the Independent Registered Public Accounting Firm

Audit Fees.    Fees to KPMG LLP for audit services totaled approximately $3,232,000 for 2016 and $3,595,000 for 2015 including, fees associated with the annual audit (including internal control reporting), reviews of our quarterly reports on Form 10-Q, and accounting consultations.

Audit-Related Fees.    Fees to KPMG LLP for audit-related services totaled approximately $188,400 for 2016 and $127,000 for 2015. Audit-related services principally include benefit plan audits, other services relating to SEC matters and accounting consultations services reasonably related to the audit.

Tax Fees.    Tax fees include fees for tax compliance, tax advice and tax planning services. We did not pay any tax fees to KPMG LLP in 2016 or 2015.

All Other Fees.    We did not pay any other audit related fees to KPMG LLP in 2016 or 2015.

Audit Committee Pre-Approval Policy for Audit and Non-Audit Services.

Pursuant to its written charter, the audit committee is responsible for adopting, and has adopted, a policy to pre-approve all audit and permitted non-audit services to be performed for us by the independent registered public accounting firm. Prior to engagement of the independent registered public accounting firm for the next year’s audit, we or the independent registered public accounting firm submit to the committee for approval an aggregate request of services expected to be rendered during that year for each of the four categories of services outlined above. Prior to engagement, the committee pre-approves these services by category of service. The fees are budgeted and the committee requires the independent registered public accounting firm and us to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm. The committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report, for information purposes only, any pre-approval decisions to the entire audit committee at its next scheduled meeting.

Report of the Audit Committee

The following report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other PCA filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this report.

Management is responsible for PCA’s internal controls and the financial reporting process. The independent registered public accounting firm has the responsibility for performing an audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for expressing an opinion on those financial statements based on its audit as well as expressing an opinion on the effectiveness of internal control over financial reporting. The audit committee reviews these processes on behalf of the board of directors.

In connection with the financial statements for the year ended December 31, 2016, the audit committee has:

(1) reviewed and discussed the audited financial statements with management;

(2) discussed with KPMG LLP, PCA’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” of the Public Company Accounting Oversight Board; and

(3) received the written disclosure and letter from such independent registered accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding its communications with the audit committee concerning independence, and has discussed with our independent registered public accounting firm the independence of such firm.

Based upon these reviews and discussions, the audit committee recommended to the board of directors at their February 28, 2017 meeting that PCA’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the Securities and Exchange Commission. Upon recommendation of the audit committee, the board approved such inclusion.

The Audit Committee

Cheryl K. Beebe, Chair

Duane C. Farrington

Hasan Jameel

Robert C. Lyons

Thomas P. Maurer

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives

The compensation committee of our board of directors oversees the executive compensation program. The committee intends for the program to accomplish the following:

•	reinforce a results-oriented management culture with total executive compensation that varies according to performance;

•	focus executive officers on both annual and long-term business objectives with the goal of creating stockholder value;

•	align the interests of our executives and stockholders through equity-based compensation awards; and

•	provide executive compensation packages that attract, retain and motivate individuals of the highest qualifications, experience and ability.

The committee believes that these objectives have been accomplished, with the company’s management driving consistently strong performance in our industry and substantial returns for our investors.

2016 Summary

2016 was a year of exceptional performance for PCA, in which the company generated strong growth and substantial value for its shareholders. Earnings per share, excluding special items2, improved to $4.88 from $4.53 in 2015, despite challenging business conditions throughout much of the year. Reported earnings, including special items, improved to $4.75 per share from $4.47 per share in 2015. The company generated record operating cash flows and returned significant cash to shareholders, increasing the annual dividend by 15% from $2.20 to $2.52 and repurchasing around two million shares during the year. Organic growth in the corrugated products business was strong, with shipments 2.2% over last year, and the company completed two strategic acquisitions to increase its integration level and accelerate its growth strategy. The company’s packaging segment, paper segment and whole company EBITDA margins led their respective industries, when compared to other domestic public companies in our industry. With more favorable business and operating conditions arising in the latter part of the year, the company is well positioned to continue its strong performance into the future.

PCA’s stock price improved from $63.05 at the beginning of the year to $84.82 at the end of the year. Through the end of 2016, PCA’s one, three and five year cumulative total shareholder return (assuming reinvestment of dividends) is as follows:

One year:	39.1%
Three year:	46.3%
Five year:	289.9%

PCA increased executive compensation levels for 2016, primarily due to higher annual incentive compensation and increased long-term compensation. PCA’s annual cash incentive awards increased primarily as a result of the company’s outperforming its earnings goal for the year. PCA increased equity compensation at all levels, in part due to individual and business performance and in part because the competitive market surveys demonstrated that award levels at some positions have not been competitive over the last several years.

[2]	Earnings per share excluding special items is a Non-GAAP financial measure, which we present throughout this proxy statement. Important information relating to our use of this Non-GAAP financial measure and a reconciliation of this Non-GAAP financial measure to the most comparable financial measure presented in accordance with Generally Accepted Accounting Principles are included in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2016 under “Executive Summary” and “Reconciliations of Non-GAAP Financial Measures to Reported Amounts.”

Last year’s say-on-pay vote was approved by 95% of the stockholders who voted on the matter, which reflected substantial support of our compensation practices by our shareholders. We did not make material changes to our compensation practices in response to the vote.

Comparative Assessments

Consistent with our compensation objectives described above, our executive compensation program is designed to be competitive with the programs that are offered at paper, packaging and related manufacturing companies comparable to us. While comparing our compensation to other companies may not always be totally appropriate due to aspects of our business and the uniqueness of some of our objectives, these comparisons assist the committee’s decision making process.

At the direction of the committee, we have retained Meridian Compensation Partners, LLC, a nationally recognized compensation consulting firm, to assess the compensation of our named executive officers relative to a group of named executive officers at other peer companies and provide us with information in support of our compensation practices. The assessments include the compilation of compensation data from the peer group companies selected by management and approved by the committee, and the comparison of the compensation of each of our named executive officers relative to similar officers at the peer group companies. Representatives of Meridian and other consultants have not attended meetings of the compensation committee and have not otherwise participated in any compensation decisions or the design of our executive compensation program.

Compensation is compared to a peer group designed to include: (1) direct industry competitors, (2) companies viewed by PCA and its investors as operating in related paper, packaging or container industries or in the basic materials sector and that are comparable in size or scope, across such measures as total revenues, taking into account the integrated nature of PCA’s business, and market capitalization; (3) other companies of similar size and scope in the basic materials sector and (4) manufacturing companies of similar size or scope headquartered near the location of PCA’s headquarters. The following companies in the following table were selected for 2016 to be part of the peer group. The composition of the peer group was unchanged from 2015.

Company	Reason	2016 Revenues (in millions)	Market Capitalization as of 3/13/2017 (in millions)	2016 Total Stockholder Return	3-year Total Stockholder Return
Ashland Global Holdings Inc.	Basic materials	$4,948	$7,461	8.0%	17.2%
Avery Dennison Corporation	Related industry	6,087	7,040	14.6%	50.6%
Ball Corporation	Related industry	9,061	12,841	3.9%	48.7%
Bemis Company, Inc.	Related industry	4,004	4,518	9.6%	25.8%
Celanese Corporation	Basic materials	5,389	12,551	19.4%	50.4%
Crown Holdings Inc.	Related industry	8,284	7,433	3.7%	17.9%
Domtar Corporation	Direct industry competitor	5,098	2,358	10.3%	-7.0%
Eastman Chemical Co.	Basic materials	9,008	11,359	14.4%	-0.3%
Graphic Packaging Holding Company	Related industry	4,298	4,010	-1.0%	34.2%
Greif, Inc.	Related industry	3,324	2,676	73.6%	10.7%
Ingredion Incorporated	Local manufacturing company	5,704	8,613	32.4%	93.5%
Owens-Illinois Group, Inc.	Related industry	6,702	3,140	-0.1%	-51.3%
Sealed Air Corporation	Related industry	6,778	8,678	3.0%	38.4%
The Sherwin Williams Corporation.	Basic materials	11,856	28,893	4.8%	51.2%
Sonoco Products Company	Related industry	4,783	5,241	32.9%	38.6%
Tenneco, Inc.	Local manufacturing company	8,599	3,479	36.1%	10.4%
USG Corporation	Basic materials	3,017	4,804	18.9%	1.8%
WestRock Company	Direct industry competitor	14,172	12,615	27.7%	15.2%
Weyerhaeuser Company	Related industry	6,365	24,866	4.6%	6.6%
Packaging Corporation of America		5,779	8,668	39.1%	46.3%

PCA’s 2016 revenues are around the median of the group, its market capitalization is between the median and 75th percentile of the group, its one-year total shareholder return was the second-highest of the group and the three year total stockholder return was around the 75th percentile of the group.

In May 2016, Meridian completed a compensation assessment against the peer group, using the most recently filed proxy statements to obtain comparative 2015 compensation data. For purposes of this assessment, the value of the special equity awards made during 2013 to Mr. Kowlzan and Mr. Hassfurther and 2014 to Mr. Carter and Mr. Pflederer were allocated ratably to each year in the vesting period, with the amortized value taken into account for purposes of comparing equity and total compensation.

The committee uses these assessments to help ensure that our executive compensation is competitive and appropriately reflective of performance. The committee also uses these assessments as a guide when determining each element of incentive compensation, the mix of base salary, annual performance-based, cash incentive awards and equity grants within the overall compensation package, and the total compensation compared to the peer group companies. There is no pre-established policy or target for the mix between cash and non-cash, or short and long-term incentive compensation. For 2016, the competitive market information provided by Meridian played a significant role in our decision to increase equity compensation levels for our officers, as more fully described below.

•

Our CEO, Mr. Kowlzan, had total compensation below the 25th percentile of the peer group, primarily as a result of equity compensation being in the lowest 10th percentile of the peer group. Annual base salary was near the competitive median and total cash compensation was slightly above the 75th percentile. Taking into account the industry-leading performance across our business during Mr. Kowlzan’s six-year tenure as CEO due to his successful development and execution of our business strategy as well as taking on the additional responsibilities as chairman, the committee concluded that it was appropriate to increase Mr. Kowlzan’s equity compensation from $2.6 million in 2015 to $4.5 million in 2016, resulting in targeted total direct compensation that is more competitive with the peer group median for chief executive officer compensation.

•

Mr. Hassfurther had total compensation above the 75th percentile of the group when compared to the second highest paid named executive officers in the peer group, with the highest cash compensation and equity compensation above the 75th percentile. In his 40-year career in the PCA packaging business, including nearly 15 years in executive positions, Mr. Hassfurther has driven the profitable growth of our corrugated products business, which has helped to result in our industry-leading performance and the creation of substantial shareholder value. Because of the sustained outstanding performance of our corrugated products business under his leadership, Mr. Hassfurther received an approximately $800,000 increase in equity compensation in 2016.

•

Mr. Mundy was hired in 2015 with eight years of prior experience as a CFO of a publicly traded company in the paper industry. Given his highly relevant experience, the committee established his total compensation package at around the median of the peer group for chief financial officers. His annualized 2015 compensation, excluding sign-on awards and reflecting an annual incentive award in excess of target, was slightly above the median, with cash compensation being above the 75th percentile and equity compensation being below the 25th percentile. In 2016, the equity component of Mr. Mundy’s compensation was increased by $185,000 to be more competitive with the peer group, while maintaining total target compensation around the median of the peer group.

•

Mr. Carter had total compensation and equity compensation below the median when compared to the fourth highest paid named executive officers and cash compensation at approximately the median. The scope and complexity of Mr. Carter’s responsibilities have substantially increased since he became an executive officer, with responsibility for four additional paper mills and accountability for the achievement of improved operating efficiency and performance at those facilities. Improved operations across our mill system have helped to drive PCA’s outstanding performance over the last three years. We made additional increases to Mr. Carter’s base salary and equity to reflect his additional responsibilities and performance, moving his total compensation to approximately the median of the peer group.

Our fifth-highest paid officer, Mr. Pflederer, was not included in the survey, as he was not a named executive officer for 2015. Mr. Pflederer received an increase in his long-term compensation to be more competitive with the fifth highest paid officers in the peer group, as well as our other executive officers.

Elements of Compensation

Base Salary

We provide a base salary to attract and retain executive officers and compensate them for their services during the year. Base salary levels are designed to be competitive with peer companies, while taking into account individual experience, performance and accomplishments. Merit-based increases to salaries of named executive officers are generally based on the committee’s assessment of the individual’s performance and are consistent with merit-based increases for the overall salaried employee population. During 2016, base salaries were increased by approximately 3% for each named executive officer, excluding the effect of the perquisite allowance that was converted to base salary in 2016. Mr. Carter received a mid-year increase to his base salary to take into account the increased scope and complexity of his responsibilities.

Through 2015, we paid a separate lump-sum cash perquisite allowance to executive and non-executive officers. Amounts in 2014 and 2015 ranged from $40,000 to Mr. Carter and Mr. Pflederer to $70,000 to Mr. Kowlzan. In 2016, for all recipients, we no longer pay the perquisite allowance and increased the base salary by the amount formerly received. This change will affect the comparisons of base salary between 2016 and prior years as reported in the summary compensation table elsewhere in this proxy statement.

Annual Cash Incentive Awards

Our annual cash incentive award program is designed to motivate performance in the most important aspects of our business. Target and maximum awards and performance factors to be considered for actual payouts are determined each February at the regularly scheduled compensation committee meeting. Historically, payouts are determined based on consideration of actual performance after year end.

Target award levels and maximums are determined based upon our review of competitive information and the importance to our business of, and our expectations for, the individual positions. We place a cap on awards, which in 2016 was 225% of the target award. Our Performance Incentive Plan places an overall maximum on incentive awards at $20,000,000 for all plan participants, which have included our named executive officers. The available pool for annual cash incentive awards for our executive officers is 2% of our EBITDA, subject to the overall plan maximum, as more fully described in note 3 to the Summary Compensation Table. The 2016 target awards were $1,350,000 for Mr. Kowlzan; $925,000 for Mr. Hassfurther; $750,000 for Mr. Mundy; $350,000 for Mr. Carter; and $325,000 for Mr. Pflederer. Target awards were unchanged from 2015.

Consistent with prior years, the committee established the following performance factors for determination of 2016 awards:

•	Affordability. Based on our level of earnings for the year, higher earnings may drive higher potential payouts if otherwise justified by performance.

•

Internal Performance.    Actual earnings per share before special items is compared with the annual operating plan goal established at the beginning of the year. This factor measures management’s effectiveness in running the business against our internal profit plan. Because of the sensitivity of our earnings to changes in published containerboard and white papers pricing and the difficulty in predicting those price changes over the next year, we adjust the EPS goal to take into account the difference between actual price changes reported by industry publications (and the timing of any changes) and plan assumptions. Our annual operating plan did not provide for any domestic containerboard price changes during the year. Published domestic containerboard prices decreased at the beginning of the year and increased later in the year. Export prices fell during the year. Published white papers prices decreased more than assumed by the initial plan. The 2016 annual operating plan’s earnings per share target, excluding special items, was $4.40. Adjusting for price changes, the earnings per share target was $4.04.

•

Relative Performance.     Consistent with our business objectives to achieve profitable growth and provide the greatest value to our customers, we intend to motivate the retention of high-margin business. Therefore, as a performance measure for our executive officers, we compare our profit margins for our containerboard business (using EBITDA to normalize for book asset valuations and capital structure) for the year with those of our competitors, with the goal to exceed the average margins for the containerboard business reported by our competitors. The competitive group is intended to include only direct competitors in our industry which publicly report results. For 2016, the group consisted of the containerboard divisions or segments of International Paper Company, KapStone Paper and Packaging Corporation and WestRock Company. These companies were selected because they are primarily domestic integrated paper and packaging companies who, similar to us, produce and sell containerboard and corrugated products and report results to the public.

•	Other Factors. Business and industry conditions and individual accomplishments that drove performance are assessed in connection with the assessment of performance against the goals.

Specific weights are not assigned to each factor, but in a given year, some factors may be deemed more important than others depending on specific circumstances and business conditions for that year. We believe it is important to enable the committee to exercise business judgment and consider uncontrollable or extraneous factors, either positive or negative, in assessing performance and making the awards.

At the end of each year, management prepares and presents to the committee a recommended individual award for each of the named executive officers. In making the recommendation, an analysis of the factors described above is completed, provided and discussed with the committee.

Actual incentive awards for 2016 to the named executive officers averaged 173% of the 2016 target awards. In addition to comparing awards to approved target levels, the committee also compares its current year awards with prior year awards as part of its determination. The committee considered that, for the top three officers, awards approximately 20% higher than the prior year’s awards for comparable positions were appropriate. Mr. Carter’s and Mr. Pflederer’s awards were increased by higher amounts in relation to target and in relation to last year’s awards due to increased scope of responsibility and individual performance. In determining the actual awards, the committee considered the following factors:

•

Excluding the effect of special items (primarily plant closure costs and acquisition-related charges in 2016 and DeRidder restructuring activities, Boise integration charges and a gain on an asset disposal in 2015), we achieved earnings of $4.88 per share in 2016, compared with $4.53 in 2015, $4.66 during 2014 and $3.33 in 2013.[3] Including special items, earnings reported in accordance with GAAP were $4.75 in 2016, compared with $4.47 in 2015, $3.99 per share in 2014 and $4.52 in 2013. Earnings were a record in 2016, both on a GAAP basis and excluding special items.

•

PCA’s earnings per share, excluding special items, exceeded annual operating plan target of $4.40 per share by $0.48 per share, or 11% and exceeded the price-adjusted target of $4.04 by more than 20%. PCA’s record performance was achieved in a year of challenging business conditions with lower than planned pricing. Strong operational performance across our businesses and volume growth in the packaging business more than offset labor cost inflation and lower pricing. Business conditions improved later in the year.

[3]	Earnings per share excluding special items is a Non-GAAP financial measure, which we present throughout this proxy statement. Important information relating to our use of this Non-GAAP financial measure and a reconciliation of this Non-GAAP financial measure to the most comparable financial measure presented in accordance with Generally Accepted Accounting Principles are included in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2016 under “Executive Summary” and “Reconciliations of Non-GAAP Financial Measures to Reported Amounts.”

•	Packaging segment margins again exceeded the containerboard segment margins reported by the competitive group described above.

•	PCA successfully completed its acquisitions of TimBar and Columbus Container, both of which were immediately accretive to earnings and accelerated the growth strategy of the packaging business.

PCA substantially outperformed its annual operating plan and competitive margin goals, driving higher incentive awards than last year in excess of incentive plan targets (ranging from 150% to 185%). The factors described above were applied consistently for the executive officers and non-executive management.

Equity Awards

Named executive officers have the opportunity to receive equity awards under our Long-Term Equity Incentive Plan. The purpose of the plan is to promote our long-term growth and profitability by aligning the interests of our executive officers with the interests of our stockholders and by attracting, retaining and rewarding the best available persons for positions of responsibility. Our equity awards have resulted in substantial share ownership by our officers.

In 2016, we made two forms of equity awards to our named executive officers in approximately equal amounts.

•

ROIC Performance Units.    We established a peer group of 18 comparable paper and packaging companies, against whom we believe investors measure our performance. We will compare our performance on “return on invested capital” against those companies over a three year cycle (2017-2019), with vesting depending on the quartile we achieve. Terms of the units are described more fully below and substantially similar to awards made in 2015.

•	Restricted Stock with Four Year Cliff Vesting. We believe this form of award serves an important retention incentive and emphasizes long-term performance over a four-year period.

Award levels were determined as follows:

•	We reviewed the survey assessing 2015 compensation to evaluate competitiveness of our prior year levels.

•

Based upon the competitive positions in the survey and our assessment of the long-term performance of our officers, we increased the equity award levels at all positions, as more fully described above under “ — Comparative Assessments.”

•	As the stock price remained relatively flat year over year as of the respective grant dates, we did not make substantial adjustments to award levels based upon change in stock price.

•

We allocated the awards between performance units and restricted stock for the named executive officers. Assuming payout of the units at 100% for purposes of valuing the units, the committee allocated half of the awards to restricted stock and half of the awards to the units.

Upon vesting, the ROIC performance units will be paid out in shares of our common stock. The amount paid out is determined based upon our average return on invested capital compared to a peer group consisting of the following companies: AptarGroup, Inc; Bemis Company.; Berry Plastics Group, Inc.; Cascades, Inc.; Clearwater Paper Corporation; Crown Holdings, Inc.; Domtar Corporation; PH Glatfelter Co.; Graphic Packaging Holding Company; Greif, Inc.; International Paper Company; KapStone Paper and Packaging Corporation; Owens-Illinois, Inc.; Resolute Forest Products, Inc.; Sealed Air Corporation; Silgan Holdings Inc.; Sonoco Products Co.; and WestRock Company.

The peer group was intended to be a comprehensive group of publicly traded paper and packaging companies, which may compete with us for investor capital. The peer group was the same as the group used for units awarded in 2015 and is not intended to be the same group used for comparative assessments as described above under “ — Comparative Assessments.”

Annual return on invested capital for PCA and each peer company will be calculated for 2017, 2018 and 2019 and averaged. Return on invested capital means pre-tax operating profit before publicly reported special items divided by the sum of total debt and total equity.

The units will vest on June 20, 2020, the fourth anniversary of the date of the award, as long as the recipient is employed by, or otherwise provides services to, PCA. If PCA performs in the first quartile of the group, a number of shares equal to 100% of the units will be paid out with the committee having discretion to award up to an additional 20%. If PCA performs in the second quartile of the group, 80% of the units will be paid out, with the committee having discretion to award up to an additional 20%. If PCA performs in the third quartile of the group, 40% of the units will be paid out, with the committee having the discretion to award an additional 40%. If PCA performs in the fourth quartile, there is no payout. The committee may consider factors it determines to be appropriate in connection with the discretionary vesting, including ranking within the quartile and business conditions that drove performance during the period.

The performance period for the performance units awarded in 2013 ended on December 31, 2016. PCA achieved top quartile performance, resulting in 100% of the units being earned, subject to continued service through the vesting date of June 24, 2017. The number of shares earned by each named executive officer is as follows: Mr. Kowlzan, 26,000 shares; Mr. Hassfurther, 20,000 shares; Mr. Carter, 3,250 shares and Mr. Pflederer, 3,600 shares. The committee has the discretion to award an additional 20% of the target shares at or around the time of the vesting of these units.

Annual awards are made to the named executive officers on the same date as other plan participants. For the past ten years, the grant date has been between June 12th and July 2nd of each year. We have chosen to pay cash incentive awards at the beginning of the year, and to make equity grants near mid-year. This timing gives us an opportunity to discuss with the named executive officers and other key managers their compensation and performance twice per year, instead of once per year, which reinforces our philosophy to them that our compensation plans are based on pay-for-performance.

Defined Benefit Retirement Plans

Effective May 1, 2004, we adopted a grandfathered pension plan for certain salaried employees (the “PCA Pension Plan”), including Mr. Kowlzan and Mr. Hassfurther, each of whom previously had participated in the pension plan of our former parent company, Pactiv Corporation. During the period from April 12, 1999, when we became a stand-alone company, through April 30, 2004, PCA eligible salaried employees, including Mr. Kowlzan and Mr. Hassfurther, were allowed to continue to participate in the Pactiv pension plans and Pactiv’s supplemental executive retirement plan, for an agreed upon fee paid by us to Pactiv. The benefit formula for the PCA Pension Plan is comparable to that of the Pactiv pension plan except that the PCA Pension Plan uses career average base pay in the benefit formula in lieu of final average base pay. The PCA Pension Plan recognizes service earned under both the new PCA Pension Plan and the prior Pactiv pension plan. Benefits earned under the PCA Pension Plan are reduced by retirement benefits earned under the Pactiv pension plan through April 30, 2004. All assets and liabilities associated with benefits earned through April 30, 2004 for our salaried employees and retirees were retained by the Pactiv pension plan.

In addition to the PCA Pension Plan, Mr. Kowlzan and Mr. Hassfurther participate in a PCA supplemental executive retirement plan (the “SERP”). Benefits are determined using the same formula as the PCA Pension Plan but in addition to counting career average base pay, the SERP also recognizes incentive awards and any pay earned in excess of IRS qualified plan compensation limits. Benefits earned under the SERP are reduced by benefits paid from the PCA Pension Plan and any prior qualified pension and SERP benefits earned under the Pactiv pension plan.

Mr. Mundy, Mr. Carter and Mr. Pflederer do not receive any pension benefits because they joined PCA after April 12, 1999.

401(k) Plan

We offer a defined contribution 401(k) plan to our salaried employees, including the named executive officers. We have historically provided to PCA employees a company matching contribution of up to 5.2% of participant contributions and a company retirement contribution for employees not eligible to participate in our defined benefit pension plan. For certain highly compensated salaried employees including the named executive officers, who make the maximum contribution to the plan permitted by tax regulations, we provide an extended match program under which the equivalent amount of the company matching contribution above the maximum contribution is paid directly to the employee in the form of supplemental, taxable compensation.

Deferred Compensation Plan

We provide a voluntary non-qualified deferred compensation plan for eligible officers, including the named executive officers. Certain officers not eligible to participate in the defined benefit pension plan, including Mr. Mundy, Mr. Carter and Mr. Pflederer, receive an annual contribution to the deferred compensation plan in lieu of pension benefits.

Perquisites

Other than club memberships for officers and key management with sales responsibilities, we do not provide perquisites.

Health and Welfare Benefits

The named executive officers are offered health coverage, life and disability insurance under the same programs as all other salaried employees.

Potential Payments Upon Termination or Change In Control

Changes in employment status such as termination, death or disability, change in control or retirement can trigger a benefit or accelerate a benefit for our salaried employees, including the named executive officers. These payments are described below. Named executive officers are not entitled to receive any incremental benefits or accelerated benefits that are different in scope, terms or operation than what are generally available to our salaried employees who are eligible to participate in our various compensation plans. However, the committee will consider post-retirement or post-termination arrangements and acceleration of certain equity awards for named executive officers on a case-by-case basis.

Payments Made Upon Termination

In general, when a named executive officer terminates employment with us, other than a termination for cause, the named executive officer is entitled to receive the amounts they have earned during the term of their employment and any benefits allowed as part of our compensation plans. These amounts that they will receive include the following:

•	amounts contributed under the defined contribution plan and the deferred compensation plan;

•	continuation of health benefits for those named executive officers eligible for retirement under the retiree medical plan;

•	unused vacation pay; and

•	amounts accrued and vested under the defined benefit retirement plans and the SERP for those eligible named executive officers who have reached the eligible retirement age.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, in addition to the items identified above, all named executive officers will receive benefits under our disability plan or payments under our life insurance plan, as appropriate. Under our equity incentive plan, upon death or disability, generally all restrictions on restricted stock will lapse and performance units will be paid out at 100%.

Payments Made Upon a Change of Control

There are no employment agreements for any named executive officers, nor are we contractually obligated to make any type of cash payment to any named executive officer in the event of a change of control. In connection with a change of control, restricted stock awarded before 2016 immediately vests and performance units awarded before 2016 immediately vest and are paid out at 100%. We adopted double trigger change of control provisions for restricted stock and performance units awarded in 2016. If a substitute equity award meeting certain conditions is provided to the executive officer in connection with the change of control, that award will not vest as a result of the change of control unless the officer’s employment is terminated or the officer resigns for good reason within two years after the change of control. “Good reason” includes breach of certain obligations by the company, diminution of duties or authority of the officer, certain reductions of compensation of the officer or relocation of the principal office where the officer works.

Based on the closing market price of our common stock of $84.82 on the New York Stock Exchange on December 31, 2016, the value of unvested restricted stock and performance units held by each named executive officer that would vest immediately upon a change of control, and, in the case of awards made in 2016, would vest if the officer was terminated or resigned for good reason within two years after the change of control, was: Mr. Kowlzan, $16,718,700; Mr. Hassfurther, $12,312,980; Mr. Mundy, $2,499,561; Mr. Carter, $3,040,543; and Mr. Pflederer, $2,488,025.

Severance Benefits

We have no contractual obligation to pay severance to any of our named executive officers in the event of a termination. Any severance payments made to our named executive officers would be considered on a case-by-case basis, and any payment of severance that might be deemed appropriate would require approval of the committee. The committee will assess post-retirement arrangements with retiring named executive officers on a case-by-case basis, taking into account transitional needs, expertise needed, customer relationships, the company’s succession plans and other factors, such as non-competition and non-solicitation covenants, that the committee determines to be important.

Tax Implications

The committee has considered the provisions of Code Section 162(m), which generally limits the annual tax deductibility of compensation paid to each named executive officer to $1 million. To the extent possible, the committee intends to preserve the federal income tax deductibility, but may choose to provide compensation that may not be deductible if it believes that such payments are appropriate to ensure that our named executive officers receive total compensation that is competitive with our peer group, reflects superior performance or otherwise achieves our compensation objectives, such as the motivation and retention of our executive officers. The Code Section 162(m) performance factors and annual grant limitations under the Performance Incentive Plan and Long-Term Equity Incentive Plan are intended to enable us to provide incentive compensation to certain of our executive officers in a manner that qualifies for an exemption, as “performance-based compensation”, from the deduction limitations under Section 162(m).

Policies Applicable to Executive Officers

Trading in Our Stock

Our trading policy prohibits our directors and executive officers from participating in short-swing trading, short selling or entering into any derivative securities related to their ownership of our common stock or pledging our stock. All transactions in PCA common stock by our directors and executive officers are subject to trading window periods and additionally must be pre-cleared by our chief executive officer and our general counsel to ensure compliance with applicable securities laws.

Compensation Recovery Policy

We have an executive compensation recovery policy, which relates to the recoupment of any bonus, equity-based award or other compensation given to a current or former corporate officer, as defined in the policy, in the event of a restatement of the company’s reported financial results. The named executive officers are included within this policy. If the compensation committee determines that any compensation was made to one of the covered officers based on later restated financial statements, the committee may adjust such compensation within 60 months of the restatement, and may seek to recover the part of any compensation that was paid based upon the financial performance in the reported financial statements that were restated. If the individual fails to repay any amount required under this policy, the committee may pursue appropriate legal remedies to recoup such amount. The committee may set-off the amount owed against any amount or award that would otherwise be granted to the individual or reduce any future compensation or benefit to such individual. The compensation committee will revise the policy consistent with regulations under the Dodd-Frank Act once those regulations are final.

Share Ownership Guidelines

We maintain stock ownership guidelines that apply to all of our directors and our executive officers. The individual guidelines are owning stock having a value equal to or greater than:

•	6x annual base salary for the Chief Executive Officer;

•	4.5x annual base salary for Executive Vice Presidents and Senior Vice Presidents; and

•	3x annual base salary for other executive officers.

Non-management directors must hold stock having a value equal to at least $200,000.

The committee may, from time to time, temporarily suspend or reevaluate and revise participants’ guidelines to give effect to changes in our common stock price or other factors the committee deems relevant. Shares that count towards satisfaction of the guidelines include: (1) shares owned outright by the participant or an immediate family member that shares the same household; (2) shares held in our defined contribution plans; and (3) restricted stock or restricted stock units issued by us, whether or not vested. Shares underlying option awards and performance units do not count toward achievement of the share ownership guidelines.

Participants are required to achieve their guideline within five years of becoming subject to the guidelines. The committee has the authority to review each participant’s compliance (or progress towards compliance) with the guidelines from time to time. In its discretion, the committee may impose conditions, restrictions or limitations on any non-compliant participant as the committee determines to be necessary or appropriate.

All of our non-management directors and named executive officers are in compliance with, or are achieving adequate progress towards, the guidelines.

COMPENSATION COMMITTEE REPORT

The compensation committee of the board of directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

James D. Woodrum, Chair

Samuel M. Mencoff

Roger B. Porter

Thomas S. Souleles

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Mark W. Kowlzan	2016	1,157,004	—	4,523,001	2,500,000	1,107,749	119,444	9,407,198
Chairman and Chief Executive Officer	2015	1,055,004	—	2,622,701	2,082,500	820,241	178,160	6,758,607
	2014	1,024,002	—	2,699,952	2,450,000	1,337,336	165,249	7,676,539
Thomas A. Hassfurther	2016	913,002	—	2,899,969	1,690,000	1,284,017	143,048	6,930,036
Executive Vice President —	2015	828,000	—	2,088,568	1,402,500	965,430	197,038	5,481,536
Corrugated Products	2014	804,438	—	2,149,938	1,650,000	1,644,991	181,993	6,431,360
Robert P. Mundy	2016	618,000	—	900,032	1,128,000	—	87,786	2,733,818
Senior Vice President and Chief Financial Officer	2015	300,000	1,720,000	1,190,090	—	—	408,443	3,618,533
Charles J. Carter	2016	519,670	—	935,034	550,000	—	110,450	2,115,154
Senior Vice President —	2015	425,004	—	534,264	425,000	—	99,863	1,484,131
Containerboard Mill Operations	2014	412,008	—	775,191	500,000	—	95,923	1,783,123
Kent A. Pflederer	2016	478,002	—	575,021	545,000	—	78,439	1,676,462
Senior Vice President, General Counsel and Secretary	2015	425,004	—	388,544	382,500	—	109,853	1,305,901
	2014	412,008		800,008	450,000	—	106,385	1,768,501

(1)	Through 2015, the company paid a lump-sum annual cash perquisite allowance to certain senior management level employees, including named executive officers other than Mr. Mundy, who joined the company in July 2015. The amounts paid were $40,000 for Mr. Carter and Mr. Pflederer, $60,000 for Mr. Hassfurther and $70,000 for Mr. Kowlzan and were reported as “All Other Compensation” for 2014 and 2015. Beginning in 2016, the company ceased payment of the lump-sum perquisite allowance to its employees and increased the base salary by the amount formerly received.

(2)	Stock awards include restricted stock and performance units, as described in the “Grant of Plan-Based Awards for 2016” table included elsewhere in this section. The dollar amounts shown for stock awards reflect the grant date fair value of the award determined in accordance with FASB ASC Topic 718, as more fully described in Note 12 to the consolidated financial statements included in our annual report accompanying this proxy statement. The grant date fair values of the performance units, based upon the probable outcome of the performance conditions, which was 100%, are $2,261,500, $1,449,985, $450,016, $467,517 and $287,510 for Mr. Kowlzan, Mr. Hassfurther, Mr. Mundy, Mr. Carter and Mr. Pflederer, respectively. The grant date fair values of the awards at a maximum payout of 120% are $2,713,800, $1,739,982, $540,019, $561,020 and $345,012 for Mr. Kowlzan, Mr. Hassfurther, Mr. Mundy, Mr. Carter and Mr. Pflederer, respectively.

(3)	Under the Performance Incentive Plan, at the beginning of each year, the committee established earnings before interest, taxes, depreciation and amortization (EBITDA) as the performance measure for an award pool for the named executive officers. Each named executive officer receives a base incentive award equal to a percentage of the pool (ranging from 7.5% for Mr. Pflederer to 35% for Mr. Kowlzan in 2016). In determining actual awards, the committee has the discretion to reduce, but not increase, the actual award for each participant from his base award amount. In practice, at the same time the performance measure for the incentive award pool is established, the committee establishes target and maximum award levels for each named executive officer, which in no event may exceed the base award amount, as well as performance factors for the year that will be considered for purposes of determining actual awards. At the end of each year, the committee certified performance and the award pool and used its discretion to reduce actual awards levels from the base awards to achieve the awards described in “Compensation Discussion and Analysis — Annual Cash Incentive Awards.” Non-equity incentive awards for 2016 to the named executive officers averaged 173% of the target awards under our Performance Incentive Plan. The 2016 target awards and the actual awards are summarized in the following table.

	Target Award	Actual Award	Target vs Actual Percent
Mark W. Kowlzan	$1,350,000	$2,500,000	185%
Thomas A. Hassfurther	925,000	1,690,000	183%
Robert P. Mundy	750,000	1,128,000	150%
Charles J. Carter	350,000	550,000	157%
Kent A. Pflederer	325,000	545,000	168%
Total	3,700,000	6,413,000	173%

(4)	For further information regarding our pension plans and benefits, please see “Pension Benefits as of December 31, 2016” below. Mr. Mundy, Mr. Carter and Mr. Pflederer do not participate in our defined benefit pension plans.

2016 amounts include the following for Mr. Kowlzan and Mr. Hassfurther: (a) the changes in value of the PCA Pension Plan of $105,722 and $60,189 respectively; and (b) the changes in value of the Supplemental Executive Retirement Plan of $1,002,027 and $1,223,828 respectively.

2015 amounts include the following for Mr. Kowlzan and Mr. Hassfurther: (a) the changes in value of the PCA Pension Plan of $47,079 and $5,926 respectively; and (b) the changes in value of the Supplemental Executive Retirement Plan of $773,162 and $959,504, respectively.

2014 amounts include the following for Mr. Kowlzan and Mr. Hassfurther: (a) the changes in value of the PCA Pension Plan of $153,745 and $127,086, respectively; and (b) the changes in value of the Supplemental Executive Retirement Plan of $1,183,511 and $1,517,905, respectively.

(5)	“All Other Compensation” is broken down as follows:

	Year	Cash Perquisite Allowance	Company Contributions to 401(k) Plan	Company Contribution to Non- Qualified Deferred Comp. Plan	Supplemental Taxable Compensation for Company Matching	Dividend Equivalents on Performance Units	Relocation	Gifts	Club Memberships	Tax Gross-Up
Mark W. Kowlzan	2016	—	$15,729	—	$44,435	$59,280	—	—	—	—
	2015	$70,000	15,692	—	39,168	53,300	—	—	—	—
	2014	70,000	15,085	—	38,164	41,600	—	—	400	—
Thomas A. Hassfurther	2016	—	15,652	—	31,824	45,600	—	—	49,972	—
	2015	60,000	15,723	—	27,750	41,000	—	75	52,461	28
	2014	60,000	15,122	—	26,711	32,000	—	—	48,160	—
Robert P. Mundy	2016	—	23,658	47,700	16,428	—	—	—	—	—
	2015	—	—	—	—	—	303,036	—	—	105,407
Charles J. Carter	2016	—	25,010	45,600	11,721	7,410	20,709	—	—	—
	2015	40,000	15,613	31,100	6,488	6,663	—	—	—	—
	2014	40,000	15,001	29,300	6,422	5,200	—	—	—	—
Kent A. Pflederer	2016	—	21,046	36,100	13,085	8,208	—	—	—	—
	2015	40,000	21,035	31,100	10,338	7,380	—	—	—	—
	2014	40,000	20,529	30,100	9,996	5,760	—	—	—	—

The methodology for calculating the aggregate incremental cost for cash perquisite allowances for Mr. Kowlzan, Mr. Hassfurther, Mr. Carter and Mr. Pflederer and payments for club membership dues for Mr. Kowlzan and

Mr. Hassfurther is the actual amounts paid without any tax gross-up. Items received as gifts include an income tax and employment tax gross-up adjustment, which is separately quantified under “Tax Gross-Up”. Relocation expenses includable in taxable income include an income tax and employment tax gross-up.

Mr. Mundy’s 2015 relocation benefits included: (a) $154,451 relating to the sale of his old home, including gain on sale and brokerage commissions; (b) a $100,000 lump sum allowance; (c) $27,372 in shipment expenses for household goods; and (d) lesser amounts relating to new home purchase, temporary living and house hunting.

Mr. Carter was offered relocation benefits when he joined PCA and did not elect to receive such benefits until 2016. All of such benefits are for moving of household items.

Cash dividend equivalents were paid on performance units that were awarded in 2013, based on the number of shares that would be awarded based on the target level of performance, or 100% payout. Cash dividend equivalents are not paid on performance awards made after 2013. Dividend equivalents on units awarded in 2014, 2015 and 2016 will be only paid to the extent the shares actually vest, and will be paid in shares at the time of vesting.

Grants of Plan Based Awards for 2016

The following table describes the plan-based awards made in 2016, including the annual restricted stock award, the performance unit award and annual cash incentive awards made to the named executive officers during the year.

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under -Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock Awards(2)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark W. Kowlzan
Restricted Stock	6/20/2016							33,469	$2,261,500
Performance Unit	6/20/2016				13,388	33,469	40,163		2,261,500
Annual Cash Incentive		$0	$1,350,000	$3,037,500
Thomas A. Hassfurther
Restricted Stock	6/20/2016							21,459	1,449,985
Performance Unit	6/20/2016				8,584	21,459	25,752		1,449,985
Annual Cash Incentive		0	925,000	2,081,250
Robert P. Mundy
Restricted Stock	6/20/2016							6,660	450,016
Performance Unit	6/20/2016				2,664	6,660	7,992		450,016
Annual Cash Incentive		0	750,000	1,687,500
Charles J. Carter
Restricted Stock	6/20/2016							6,919	467,517
Performance Unit	6/20/2016				2,768	6,919	8,303		467,517
Annual Cash Incentive		0	350,000	787,500
Kent A. Pflederer
Restricted Stock	6/20/2016							4,255	287,510
Performance Unit	6/20/2016				1,702	4,255	5,106		287,510
Annual Cash Incentive		0	325,000	731,250

(1)	The amounts shown under “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” reflect the 2016 target and maximum awards for each named executive officer under our annual cash incentive compensation plan, described in “Compensation Discussion and Analysis-Annual Cash Incentive Awards.” The 2016 awards have been paid to the named executive officers and are reported as non-equity incentive plan compensation in the Summary Compensation Table.

(2)	The grant date fair value of our stock awards is determined in accordance with FASB ASC Topic 718. Please refer to Note 12 of our consolidated financial statements included in the accompanying annual report for a description of how such value is determined.

Restricted stock may not be sold or transferred until such stock vests. As a condition to vesting, the holder of restricted stock must remain employed by, serve as a director of, or otherwise provide services to, PCA on the vesting date (the “service condition”). Restricted stock vests in full on the fourth anniversary of the date of the award. Restricted stock may be voted by the holder, and holders receive dividends on the same basis as holders of outstanding common stock.

Performance units vest on the fourth anniversary of the date of the award. Holders must meet the service condition for vesting to occur. Awards are paid out entirely in shares. The amount paid out will range from 40% to 120% of the number of units awarded and is determined based upon our average annual return on invested capital for the performance period consisting of the years 2017, 2018 and 2019 compared to a peer group of companies in our industry and related industries. Dividend equivalents are paid out on the vesting date in a number of shares equal in value to the cumulative dividends actually paid on the number of shares that vest. The grant date fair value is based upon the probable outcome of the performance conditions, which was 100%. The aggregate fair values of the awards at maximum payout of 120% are $2,713,800,

$1,739,982, $540,019, $561,020 and $345,012 for Mr. Kowlzan, Mr. Hassfurther, Mr. Mundy, Mr. Carter and Mr. Pflederer, respectively. The awards contain a discretionary vesting component, as described in “Compensation Discussion and Analysis — Equity Incentive Awards.” While the amounts that could be awarded under the discretionary vesting component are included in the maximums reported in the table, the value of any shares awarded pursuant to the discretionary component will be reported as compensation in the Summary Compensation Table during the year in which the compensation committee determines the number of shares awarded under the discretionary vesting component.

Outstanding Equity Awards Held by the Named Executive Officers at December 31, 2016

	Stock Awards(1)
Name	Number of Shares, or Units of Stock That Have Not Vested(1)	Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($) (2)
Mark W. Kowlzan	124,554	$10,564,670	72,554	$6,154,030
Thomas A. Hassfurther	92,583	7,852,890	52,583	4,460,090
Robert P. Mundy	17,219	1,460,516	12,250	1,039,045
Charles J. Carter	22,195	1,882,580	13,652	1,157,963
Kent A. Pflederer	19,288	1,636,008	10,045	852,017

(1)	The following table shows the year in which the restricted stock held by the named executive officers will vest. 2017 includes shares earned by the named executive officers under performance units for the 2014-2016 performance period that remain subject to continued service through June 24, 2017 as follows: Mr. Kowlzan, 26,000 shares; Mr. Hassfurther, 20,000 shares; Mr. Carter, 3,250 shares and Mr. Pflederer, 3,600 shares. At or around the time of vesting, the committee has the discretion to award up to an additional 20% of the number of such shares. Those shares are not reflected as any such award is solely at the discretion of the committee.

Name	2017	2018	2019	2020
Mark W. Kowlzan	52,000	18,963	20,122	33,469
Thomas A. Hassfurther	40,000	15,100	16,024	21,459
Robert P. Mundy	2,484	2,484	5,590	6,660
Charles J. Carter	8,543	2,634	4,099	6,919
Kent A. Pflederer	9,243	2,809	2,981	4,255

(2)	The closing market price of our common stock on December 30, 2016, the last trading day of the year, was $84.82 per share. The value of performance units assumes payout in shares at the target level.

(3)	The number of performance units shown assumes payout in shares at the target level. The following number of performance units held by each named executive officer will be paid out in the following years, assuming payout in shares at 100%. Our average annual return on invested capital through December 31, 2016 would result in PCA’s ranking in the first quartile of the competitor group for each of the 2014 and 2015 performance units which vest in 2018 and 2019, respectively; however, we have included the number of shares that would be paid out at the target payout level instead of the maximum payout level because the additional 20% potential payout is solely at the discretion of the compensation committee. Dividend equivalents on units awarded in 2014, 2015 and 2016 will be only paid to the extent the shares actually vest, and will be paid in shares at the time of vesting.

Name	2018	2019	2020
Mark W. Kowlzan	18,963	20,122	33,469
Thomas A. Hassfurther	15,100	16,024	21,459
Robert P. Mundy	—	5,590	6,660
Charles J. Carter	2,634	4,099	6,919
Kent A. Pflederer	2,809	2,981	4,255

2016 Stock Vested Table

	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark W. Kowlzan	78,043	5,470,798
Thomas A. Hassfurther	60,043	4,242,038
Robert P. Mundy	2,484	166,751
Charles J. Carter	11,043	716,518
Kent A. Pflederer	11,043	716,518

On January 23, 2016, each of Mr. Carter and Mr. Pflederer had 2,043 shares of restricted stock vest. The closing price of PCA’s common stock on the New York Stock Exchange on January 25, 2016, the first trading day after such date, was $50.19.

On June 22, 2016, Mr. Kowlzan, Mr. Hassfurther, Mr. Carter, and Mr. Pflederer had 70,000, 52,000, 9,000 and 9,000 shares of restricted stock vest, respectively. The closing price of PCA’s common stock on the New York Stock Exchange on that date was $68.22.

On July 1, 2016, Mr. Mundy had 2,484 shares of restricted stock vest. The closing price of PCA’s common stock on the New York Stock Exchange on that date was $67.13.

On December 16, 2016, each of Mr. Kowlzan and Mr. Hassfurther had 8,043 shares of restricted stock vest. The closing price of PCA’s common stock on the New York Stock Exchange on that date was $86.46.

Pension Benefits as of December 31, 2016

Mr. Kowlzan and Mr. Hassfurther participate in our defined benefit pension plans. Mr. Mundy, Mr. Carter and Mr. Pflederer do not participate in our defined benefit pension plans, as they joined PCA after April 12, 1999.

Name	Plan Name(1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Mark W. Kowlzan	Plan 1	17.71	957,325	—
	Plan 2	17.71	4,963,820	—
Thomas A. Hassfurther	Plan 1	17.71	1,084,512	—
	Plan 2	17.71	6,229,118	—

(1)	Plan 1 reflects the Pactiv pension plan (April 12, 1999 — April 30, 2004) and its successor plan, the PCA Pension Plan for Eligible Grandfathered Salaried Employees (May 1, 2004 — December 31, 2016) (the “PCA Pension Plan”). Number of Years of Credited Service is the years of service earned under both plans from April 12, 1999 to December 31, 2016. The Present Value of Accumulated Benefits represents the present value of benefits that have been earned under both plans from April 12, 1999 to December 31, 2016.

Plan 2 reflects the Pactiv supplemental executive retirement plan (April 12, 1999 — April 30, 2004) and its successor plan, the PCA Supplemental Executive Retirement Plan (“SERP”) (May 1, 2004 — December 31, 2016). Number of Years of Credited Service is the years of service earned under both plans from April 12, 1999 to December 31, 2016.

The Pactiv supplemental executive retirement plan was terminated and the present value of all benefits earned under that plan was paid out to all participants, including PCA named executive officers participating in that plan, during December 2010. Years of service under that plan are credited for purposes of determining benefits under the PCA plan. However, the present value of accumulated benefits reflected in the table for Plan 2 reflect only the present value of benefits earned under the PCA SERP from and after May 1, 2004, which is the date of inception of the PCA SERP.

The PCA Pension Plan provides for normal retirement at age 65 with full retirement benefits and early retirement at age 55 and 10 years of eligibility service with reduced retirement benefits. The reduction in retirement benefits by retirement age is as follows:

Retirement Age	Reduction in Benefits (%)
62, 63 or 64	No reduction
61	3
60	6
59	12
58	18
57	24
56	30
55	36

The formula used for computing monthly benefit payments at normal retirement age is as follows: 55% of average career base compensation earned since January 1, 2000 multiplied by years of credited service (up to a maximum of 35) divided by 35 less the monthly normal retirement benefit earned under the Pactiv pension plan.

The normal form of payment for married participants is a 50% joint and survivor annuity and for single participants is a single life annuity. Other optional forms of payment include: ten-year certain annuity, 75% and 100% joint and survivor annuity. The optional forms of payment are designed to be actuarially equivalent to the normal forms of payment.

The PCA SERP provides additional pension benefits to Mr. Kowlzan and Mr. Hassfurther. The benefits under the SERP are determined using the same formula as the PCA Pension Plan but in addition to career base compensation, the SERP includes executive annual cash incentive plan awards as well as any career base compensation earned in excess of the annual compensation limits imposed under Section 401(a)(17) of the Internal Revenue Code. Benefits earned under the SERP are reduced by any benefits paid from the PCA Pension Plan and any prior benefits under Pactiv’s qualified pension plan and non-qualified SERP. The maximum years of credited service for Mr. Hassfurther for purposes of the SERP is 45 years.

(2)	The present value of accumulated benefits reported for the named executive officers are for benefits earned under Plan 1 from April 12, 1999 through December 31, 2016 and the present value of accumulated benefits earned under Plan 2 from May 1, 2004 through December 31, 2016. The Number of Years of Credited Service reflects employment of the named executive officers by PCA since April 12, 1999. The years of service attributable to each named executive officer while employed by PCA is 17.71 years.

The present value of accumulated benefits are based upon interest rate and mortality rate assumptions consistent with those used in our December 31, 2016 financial statements.

We calculated the present values shown in the Pension Benefits Table using: (i) a 4.35% discount rate for Plan 1 and a 4.27% discount rate for Plan 2, the same discount rates we use for ASC 715 calculations for financial reporting purposes; and (ii) the plan’s unreduced early normal retirement age of 62. The present values shown in the table reflect postretirement mortality, based on the ASC 715 assumption (the RP2014 Mortality Table (base year 2006) with White Collar Adjustment projected generationally using MP-2016) but do not include a factor for preretirement termination, mortality, or disability. Amounts for the pension plans are based on the present value of the annuity elections reflected in the ASC 715 calculation.

2016 Non-Qualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Mark W. Kowlzan	—	—	—	—	—
Thomas A. Hassfurther	701,250	—	206,073	—	2,707,127
Robert P. Mundy	—	47,700	(453)	—	47,247
Charles J. Carter	—	45,600	8,986	—	204,876
Kent A. Pflederer	207,500	36,100	55,749	—	771,021

(1)	Amounts reported reflect elective deferrals of a portion of such officer’s 2015 annual cash incentive award paid during 2016. Such amounts were reported in the Summary Compensation Table as “Non-Equity Incentive Plan Compensation” for 2015.

(2)	We provide annual deferred compensation account contributions to Mr. Mundy, Mr. Carter and Mr. Pflederer because they are not eligible to participate in our defined benefit pension plans. Amounts reported in this column were reported in the Summary Compensation Table as “All Other Income” for 2016.

(3)	Earnings on deferred compensation are not included in “Changes in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table because the earnings are not considered above-market or at a preferential rate of earnings.

Description of Deferred Compensation Plan

The deferred compensation plan provides eligible executives, including the named executive officers, the opportunity to defer all or a portion of their annual cash incentive awards under our annual incentive plan. Participants have the option of investing their deferred incentive awards among four distinct notional investment options in 1% increments, which include: (i) The JPMorgan Chase Prime Rate; (ii) The Fidelity Growth Company (large cap growth); (iii) Met West Total Return Bond Fund (intermediate to long term bond); and (iv) Northern Trust Collective S&P 500 (S&P 500 index).

The JPMorgan Chase Prime Rate option is credited with prime rate as reported by the JPMorgan Chase Bank as of the first day of each calendar month. The notional returns for the Northern Trust Collective S&P 500, Fidelity Growth Company and Met West Total Return Bond Fund, which are investment options also offered in PCA’s defined contribution 401(k) plan, are based on the same daily net asset values computed under the 401(k) plan. In addition, the equivalent of any dividends or capital gains payments made by the Fidelity Growth Company option are also factored into the respective notional returns calculated for this investment option.

The rates of return for the deferred compensation investment options were as follows for 2016:

Fund Name	Annual Return%
Northern Trust Collective S&P 500	11.95
The Fidelity Growth Company	6.01
Met West Total Return Bond Fund	2.54
The JPMorgan Chase Prime Rate	3.52

Participants may elect to change the allocation of their notional investments on any business day.

Under the terms of the deferred compensation plan, the value of the deferred amounts are typically paid upon the earlier of termination, retirement or death. However, at the time of the annual deferral election, participants may designate an alternate payment date provided that it is no earlier than one year from the date of deferral and no later than five years following the date of termination, retirement or death.

Participants may apply for a withdrawal of all or a portion of their deferred compensation account to meet severe financial hardship, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. The hardship application must be reviewed and approved by the PCA Benefits Administrative Committee and cannot exceed the amount necessary to alleviate such financial need.

Incremental Payments on Termination or Change-of-Control

Named executive officers are not entitled to receive any incremental benefits or accelerated benefits that are different in scope, terms or operation than what are generally available to our salaried employees who are eligible to participate in our various compensation plans. We have no contractual obligation to pay severance to any of our named executive officers in the event of a termination. Post-termination arrangements are considered on a case-by-case basis, and we will consider such arrangements if we require transitional services and/or non-competition or non-solicitation covenants.

If a named executive officer terminates employment as a result of death or disability, then all restrictions on restricted stock will lapse and performance units will vest at target. In connection with a change of control, restricted stock awarded before 2016 immediately vests and performance units awarded before 2016 immediately vest at the target level. We adopted double trigger change of control provisions for restricted stock and performance units awarded in 2016. If a substitute equity award meeting certain conditions is provided to the executive officer in connection with the change of control, that award will not vest as a result of the change of control unless the officer’s employment is terminated or the officer resigns for good reason within two years after the change of control. “Good reason” includes breach of certain obligations by the company, diminution of duties or authority of the officer, certain reductions of compensation of the officer or relocation of the principal office where the officer works. Based on the closing market price of our common stock of $84.82 on the New York Stock Exchange on December 30, 2016, the last trading day of the year, the value of unvested restricted stock and performance units held by each named executive officer that would vest either as a result of death or disability or upon a change of control, and, in the case of awards made in 2016, would vest if the officer was terminated or resigned for good reason within two years after the change of control, was: Mr. Kowlzan, $16,718,700; Mr. Hassfurther, $12,312,980; Mr. Mundy, $2,499,561; Mr. Carter, $3,040,543; and Mr. Pflederer, $2,488,025.

DIRECTOR COMPENSATION

For service on the board, we do not compensate management. In 2016, non-employee directors received the compensation described below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Cheryl K. Beebe	159,250	49,981			209,231
Duane C. Farrington	144,250	49,981			194,231
Hasan Jameel	144,250	49,981			194,231
Robert C. Lyons	144,250	49,981			194,231
Thomas P. Maurer	144,250	49,981			194,231
Samuel M. Mencoff	154,250	49,981			204,231
Roger B. Porter	154,250	49,981			204,231
Paul T. Stecko	133,750	69,995	30,518	300,000	534,263
Thomas S. Souleles	144,250	49,981			194,231
James D. Woodrum	159,250	49,981			209,231

Description of Fee Arrangements

Effective May 16, 2016, each non-management director receives annual fees of $215,000, of which $165,000 is paid in cash in quarterly installments and $50,000 is awarded in stock on the date of the annual meeting of stockholders. The chairs of the audit committee and compensation committee receive additional annual cash fees of $15,000. The lead director and the chair of the nominating and governance committee receive additional annual cash fees of $10,000.

Each director was awarded 768 fully vested shares on May 17, 2016, on which date the closing price of PCA’s common stock on the New York Stock Exchange was $65.08. In addition, Mr. Stecko received a pro-rated 2016 award of 321 shares on January 4, 2016, on which date the closing price on the New York Stock Exchange was $62.35. Mr. Stecko’s prior services agreement terminated at the end of 2015 and, in 2016, he began to receive our standard non-employee directors fees. The dollar amounts shown for the stock awards reflect the grant date fair value of the award.

We annually review our director fees against our compensation peer group. Our compensation consultant, Meridian Compensation Partners, prepares an annual survey showing the amounts and fee structures of the members of the peer group. During the year, in part due to review of this competitive information, we modified our director fee structure to eliminate per-meeting fees. Our approved annual director compensation in 2016 was slightly below the median of the peer group. Our compensation committee leads the annual review of director compensation and survey information. The full board approves director fees.

Compensation Arrangement with Mr. Stecko

Mr. Stecko served as our chairman and chief executive officer from our inception through 2010, as our executive chairman from 2010 to 2013 and as our non-executive chairman from 2013 to December 31, 2015. During the time that he served as non-executive chairman, his services agreement provided for annual fees of approximately $978,000.

As we believe that Mr. Stecko’s substantial industry experience and experience leading our company and board assists the management of our company, we engaged him as a senior advisor effective January 1, 2016. In addition to the standard fees for non-employee directors described above, Mr. Stecko is paid $300,000 per year in cash fees for the senior advisor arrangement. The arrangement is terminable at will by PCA or Mr. Stecko on 30 days’ notice. Services provided include advice on strategic matters, including mergers and acquisitions. Mr. Stecko is subject to non-solicitation and non-competition covenants under the agreement. The senior advisory arrangement and fees were reviewed and approved by, and are annually reviewed by, the nominating and governance committee and by the independent members of the board of directors.

    2016 Stock Vested Table

	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Paul T. Stecko	20,043	$1,487,758

On June 24, 2016, 12,000 shares of restricted stock held by Mr. Stecko vested. The closing price of PCA’s common stock on the New York Stock Exchange on that date was $66.03. On December 16, 2016, 8,043 shares of restricted stock held by Mr. Stecko vested. The closing price of PCA’s common stock on the New York Stock Exchange on that date was $86.46. All shares that vested during the year were awarded to Mr. Stecko in 2013 while he was serving as an executive officer of PCA. Mr. Stecko does not hold any unvested equity awards as of December 31, 2016.

    Pension Benefits as of December 31, 2016

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Paul T. Stecko	Plan 1	14.71	591,122	51,239

Mr. Stecko participated in the PCA Pension Plan described in Notes 1 and 2 to the “Pension Benefits as of December 31, 2016” table above. He did not participate in the SERP. He had 14.71 years of service under the plan through his retirement on December 30, 2013.

OWNERSHIP OF OUR STOCK

The following table sets forth information regarding beneficial ownership of our common stock as of February 28, 2017:

•	each person or group known by us to own beneficially more than 5% or more of our outstanding common stock;

•	our current directors, nominees for director, our chief executive officer and the other named executive officers; and

•	all directors, nominees and executive officers as a group.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. A person is deemed to be the beneficial owner of any shares of common stock if such person has or shares the right to vote or dispose of such common stock, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. Percentage ownership is based upon 94,206,284 shares outstanding on February 28, 2017.

Name of Beneficial Owner	Number of Shares Held	Percent of Class
BlackRock, Inc 55 East 52nd Street New York, NY 10055(1)	13,689,912	14.5
The Vanguard Group 100 Vanguard Blvd. Malvern PA, 19355(2)	7,793,563	8.3
Mark W. Kowlzan(3)	340,714	*
Thomas A. Hassfurther(4)	225,956	*
Robert P. Mundy(5)	18,601	*
Charles J. Carter(6)	30,933	*
Kent A. Pflederer(7)	40,772	*
Paul T. Stecko	69,134	*
Samuel M. Mencoff(8)	318,268	*
Cheryl K. Beebe	10,081	*
Duane C. Farrington	1,220	*
Hasan Jameel	7,581	*
Robert C. Lyons	6,406	*
Thomas P. Maurer	3,943	*
Roger B. Porter	16,581	*
Thomas S. Souleles	10,000	*
James D. Woodrum(9)	9,581	*
All directors and executive officers as a group (10) (15 persons)	1,153,254	1.2

*	Denotes ownership of less than one percent.

(1)	This information was obtained from a Schedule 13G/A filed with the Securities and Exchange Commission on January 17, 2017 by BlackRock, Inc., reporting sole voting power over 13,091,142 shares and sole dispositive power over 13,689,912 shares.

(2)	This information was obtained from a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2017 by the Vanguard Group, reporting sole voting power over 77,790 shares, sole dispositive power over 7,705,476 shares and shared dispositive power over 88,087 shares.

(3)	Included in the number of shares are 201,164 shares not subject to vesting conditions, 124,554 shares of restricted stock or restricted stock units subject to forfeiture under certain conditions and 13,316 shares held in the 401(k) plan. Also includes 1,605 shares held by his spouse. Mr. Kowlzan disclaims beneficial ownership of the shares held by his spouse.

(4)	Included in the number of shares are 63,229 shares not subject to vesting conditions, 92,583 shares of restricted stock or restricted stock units subject to forfeiture under certain conditions and 9,482 shares held in the 401(k) plan. Also included are 60,662 shares held by Mr. Hassfurther’s spouse. Mr. Hassfurther disclaims beneficial ownership of shares held by his spouse.

(5)	Included are 1,382 shares not subject to vesting conditions and 17,219 shares of restricted stock or restricted stock units subject to forfeiture under certain conditions.

(6)	Included in the number of shares are 7,614 shares not subject to vesting conditions, 20,152 shares of restricted stock or restricted stock units subject to forfeiture under certain conditions and 3,067 shares held in the 401k plan. Also includes 100 shares held by his spouse. Mr. Carter disclaims beneficial ownership of shares held by his spouse.

(7)	Included in the number of shares are 20,213 shares not subject to vesting conditions, 17,245 shares of restricted stock or restricted stock units subject to forfeiture under certain conditions and 3,314 shares held in the 401k plan

(8)	Included in the number of shares are 248,314 shares owned by Mr. Mencoff directly, and 69,954 shares held through Temple Hall Investors, LP, a family owned limited partnership. Mr. Mencoff disclaims beneficial ownership of the shares owned by Temple Hall Investors, LP except to the extent of his pecuniary interest therein.

(9)	Includes 4,000 shares held by his spouse. Mr. Woodrum disclaims beneficial ownership of shares held by his spouse.

(10)	Includes 295,657 shares of restricted stock or restricted stock units subject to forfeiture under certain conditions and 32,568 shares held in the 401(k) plan. Includes other shares that may be deemed to be beneficially owned as described above.

TRANSACTIONS WITH RELATED PERSONS

Policy

The board has adopted a written policy relating to the nominating and governance committee’s review and approval of transactions with related persons that are required to be disclosed in proxy statements by SEC regulations (“related person transactions”). A “related person” is defined under the applicable SEC regulations and includes our directors, executive officers and 5% or more beneficial owners of our common stock. The Corporate Secretary administers procedures adopted by the board with respect to related person transactions and, unless approval of the transaction is delegated to another committee or required by the full board, the committee reviews and approves all such transactions. At times, it may be advisable to initiate a transaction before the committee has evaluated it, or a transaction may begin before discovery of a related person’s participation. In such instances, management consults with the chairman of the committee to determine the appropriate course of action. Approval of a related person transaction requires the affirmative vote of the majority of disinterested directors on the committee. In approving any related person transaction, the committee must determine that the transaction is fair and reasonable to PCA. The committee periodically reports on its activities to the board. The written policy relating to the committee’s review and approval of related person transactions is available on our website at www.packagingcorp.com under Investor Relations — Corporate Governance.

Reportable Transactions

Todd Stecko, son of our director, Paul T. Stecko, is employed by PCA as a manager. His total compensation, including base salary, bonus and grant date value of equity awarded, during 2016 was $216,000.

Madison Dearborn Partners, which employs Mr. Mencoff as co-Chief Executive Officer and Mr. Souleles as Managing Director, is a private equity investment firm that has investments in companies that may purchase products or services from, or sell products and services to, us in the ordinary course of business in amounts that are not material in amount or significance, representing less than 1% of the revenues of all parties. Mr. Mencoff and Mr. Souleles are not compensated directly or indirectly as a result of any such transactions, do not otherwise have an interest in such transactions and are not involved in any manner in such transactions. Mr. Mencoff may be deemed to beneficially own more than 10% of certain portfolio companies. Transactions during 2016 involving Madison Dearborn portfolio companies to which we sold, or from which we purchased, more than $120,000 of products or services are described as follows:

•	We purchased approximately $2.5 million of goods from Multi Packaging Solutions Ltd.

•	Including purchases by TimBar prior to the time of our acquisition, we purchased approximately $2.1 million of goods from Powerflute Oyj.

•	Including sales by TimBar prior to the time of our acquisition, we sold approximately $800,000 of products and services to The Topps Company, Inc.

Judith Lassa, our former Senior Vice President — Paper, entered into a one-year services agreement with the company after she retired on October 31, 2015. She received cash compensation of $40,000 per month under the agreement through the expiration date of October 31, 2016. The agreement contained customary confidentiality, non-competition and non-solicitation covenants. As this arrangement involved a post-retirement arrangement for a former executive officer, it was approved by our compensation committee rather than as a related party transaction described above.

Richard B. West, our former Senior Vice President and Chief Financial Officer, entered into a services agreement with the company after he retired as an employee in January 2016. He stepped down as CFO and as an executive officer in September 2015. He received cash compensation of $30,000 per month under the agreement through the expiration date of December 31, 2016. The agreement contained customary confidentiality, non-competition and non-solicitation covenants. As this arrangement involved a post-retirement arrangement for a former executive officer, it was approved by our compensation committee rather than as a related party transaction described above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to us, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with during 2016, except as follows: (1) a Form 4 relating to withholding of shares for taxes on a vesting equity award for Mr. Stecko on June 24, 2016 was filed one day late; (2) a Form 5 relating to the inheritance of PCA stock by Mr. Carter’s spouse in 2015 was filed late in 2017; and (3) Form 4s relating to automatic reinvestments of dividends under a broker-sponsored automatic dividend reinvestment plan between 2013 and October 2016 on shares of PCA common stock held by Mr. Mencoff (covering 15 quarterly reinvestments during that time frame) were not filed on a timely basis and the transactions were reported on a Form 5 filed in February 2017.

OTHER INFORMATION

Stockholder Proposals

Stockholder proposals for our 2018 Annual Meeting of Stockholders must be received at our principal executive offices by November 24, 2017, and must otherwise comply with the Securities and Exchange Commission’s rules to be considered for inclusion in our proxy materials relating to the meeting.

Recommendations for Board-Nominated Director Nominees

A stockholder may recommend persons as potential nominees to be elected to the board by submitting the names of such persons in writing to our corporate secretary. Recommendations should be accompanied by a statement of qualifications and confirmation of the person’s willingness to serve, and the information that would be required to be furnished if the stockholder was directly nominating such person for election to the board (described below under “Procedure for Nominating Directors or Bringing Business Before the 2018 Annual Meeting”). To be nominated by the board for election, the nominee must meet the qualifications and selection criteria set forth in the corporate governance guidelines and the selection criteria as determined by the nominating and governance committee. The committee evaluates nominees recommended by stockholders in the same manner in which it evaluates other nominees. The selection criteria identifies desirable skills and experience for prospective board members, including those properly nominated by stockholders, and addresses the issues of diversity and background. The board selects potential new members using the criteria and priorities established from time to time. The composition, skills and needs of the board change over time and will be considered in establishing the desirable profile of candidates for any specific opening on the board.

Procedure for Nominating Directors or Bringing Business Before the 2018 Annual Meeting

A stockholder entitled to vote for the election of directors at an annual meeting and who is a stockholder of record on:

•	the record date for that annual meeting,

•	on the date the shareholder provides timely notice to us, and

•	on the date of the annual meeting

may directly nominate persons for director or bring business before the annual meeting by providing proper timely written notice to our corporate secretary.

A notice nominating a person for election as a director must include:

•	the name and address of the stockholder making the nomination and of the person to be nominated;

•

a description of all arrangements or understandings between the stockholder and the nominee and any other person or persons, including stockholder associated persons, (naming such person or persons) pursuant to which the nomination is being made by the stockholder; and

•	the consent of the nominee to serve as our director if duly elected at the annual meeting by the stockholders.

For each matter other than director nominations that the stockholder proposes to bring before the annual meeting, the notice must include a brief description of the business to be discussed, the name and record address of the stockholder proposing such business, the class and number of our shares owned by the stockholder and any material interest of the stockholder in such business, and a description of all arrangements or understandings between or among the nominee and any other persons, including stockholder associated persons, in connection with the proposal of such business by such stockholder.

In all cases, the person making the nomination or proposing to bring business must also provide the following information in the notice, regarding itself and any stockholder associated person:

•

such other information regarding the nominee or the business proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the then current proxy rules of the Securities and Exchange Commission;

•	the nominee holder for and number of shares owned beneficially by such person;

•	all ownership interests, hedges, derivative and short positions, rights to vote any shares of any of our securities, and any other similar arrangements;

•

to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the proposal of business or the nominee for election on the date of such stockholder’s notice; and

•	a representation that the stockholder giving the notice intends to appear in person or by proxy at the annual meeting to bring such business or to nominate the person before the meeting.

For purposes of the above, “stockholder associated person” means (1) any person acting in concert, directly or indirectly, with the stockholder providing a notice; and (2) any person controlling, controlled by or under common control with such stockholder or any other stockholder associated person.

Please be aware that these requirements are separate from, and in addition to, the requirements to have your proposal included in our proxy as described above under “Stockholder Proposals.” All information provided must be updated to speak as of the record date of the meeting no later than 10 days after the record date.

To be timely, written notice either to directly nominate persons for director or to bring business properly before the annual meeting must be received at our principal executive offices no earlier than February 15, 2018 and no later than March 17, 2018. If the 2018 annual meeting is called for a date that is not within 30 days before or after May 16, 2018, notice by the stockholder must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or made public in a press release or in a filing with the Securities and Exchange Commission, whichever occurs first. This notice must be received by our corporate secretary personally or by registered mail and otherwise satisfy the procedures set forth in our bylaws.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to our bylaws.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

Other Matters

As of the date of this proxy statement, the board of directors does not intend to present at the 2017 Annual Meeting of Stockholders any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matter requiring a vote of the stockholders should come before the meeting, it is the intention of the persons named in the proxy to vote with respect to any such matter in accordance with the recommendation of our board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

PACKAGING CORPORATION OF AMERICA

Kent A. Pflederer

Corporate Secretary

March 24, 2017

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 4 and EVERY YEAR on Proposal 3.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - Cheryl K. Beebe	☐	☐	☐	02 - Duane C. Farrington	☐	☐	☐	03 - Hasan Jameel	☐	☐	☐
04 - Mark W. Kowlzan	☐	☐	☐	05 - Robert C. Lyons	☐	☐	☐	06 - Thomas P. Maurer	☐	☐	☐
07 - Samuel M. Mencoff	☐	☐	☐	08 - Roger B. Porter	☐	☐	☐	09 - Thomas S. Souleles	☐	☐	☐
10 - Paul T. Stecko	☐	☐	☐	11 - James D. Woodrum	☐	☐	☐

	For	Against	Abstain		Every Year	Every Two Years	Every Three Years	Abstain

2. Proposal to approve our executive compensation.	☐	☐	☐	3. Proposal on the frequency of the vote to approve executive compensation.	☐	☐	☐	☐

4. Proposal to ratify appointment of KPMG LLP as our auditors.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

1 U P X	+

02JTRB

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Packaging Corporation of America

1955 West Field Court

Lake Forest, IL 60045

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints MARK W. KOWLZAN, ROBERT P. MUNDY and KENT A. PFLEDERER as proxies (each with the power to act alone and to appoint his substitute) and hereby authorizes them to represent and to vote, as designated herein, all the shares of common stock of Packaging Corporation of America held of record by the undersigned on March 20, 2017, at the annual meeting of stockholders to be held on May 16, 2017 and at any and all adjournments thereof.

Please sign and date on the reverse side and mail promptly in the enclosed postage-paid envelope or otherwise to Computershare Investor Services, P.O. Box 43102, Providence, Rhode Island 02940-5068.

A vote “FOR” all of the nominees in Proposal 1 and “FOR” Proposals 2 and 4 is recommended by the Board of Directors. A vote for “EVERY YEAR” on Proposal 3 is recommended by the Board of Directors.

If properly signed, dated and returned, this proxy will be voted as specified herein by the undersigned stockholder.

If no choice is specified, this proxy will be voted “FOR” the nominees specified in Proposal 1, “FOR” Proposals 2 and 4 and “EVERY YEAR” on Proposal 3.